Exhibit 10.8

[Execution Copy]

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SFX ENTERTAINMENT, INC.,

430 ACQUISITION LLC,

ARC90, INC.,

AND

THE STOCKHOLDERS OF ARC90, INC.

DATED AS OF NOVEMBER 12, 2013

LIST OF EXHIBITS

Exhibit A-1        Delaware Certificate of Merger

Exhibit A-2        New York Certificate of Merger

Exhibit B                      Escrow Agreement

Exhibit C                      Non-Foreign Affidavit

Exhibit D                     Lock-Up Agreement

Exhibit E                       Underwriter Lock-Up Agreement

Exhibit F                        Stockholder Information

-i-

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of November 12, 2013 (this “Agreement”), by and among 430 ACQUISITION LLC, a Delaware limited liability company (“MergerCo”),SFX ENTERTAINMENT, INC., a Delaware corporation (“Parent”), ARC90, INC., a New York corporation (the “Company”), and Richard Ziade (“Richard Ziade”), Robert A. Ziade (“Robert Ziade”) and Timothy M. Meaney (“Meaney”) (each, a “Stockholder” and collectively, the “Stockholders”).  Certain other capitalized terms used herein are defined in Article I and throughout this Agreement.

WHEREAS, the Company is engaged in the business of designing and building webapplications, services, and platforms (as heretofore practiced by the Company and its Subsidiaries, the “Business”);

WHEREAS, the parties desire that the Company, upon the terms and subject to the conditions of this Agreement and in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and the Business Corporation Law of the State of New York (the “BCL”), merge with and into MergerCo (the “Merger”);

WHEREAS, the parties and Readability, LLC, a subsidiary of the Company, previously entered into asset purchase agreements, dated October 23, 2013 (the “Asset Purchase Agreements”), but have since determined to cancel such agreements by entering into this Agreement so as to restructure the initial acquisition structure as the Merger;

WHEREAS, the Board of Directors of the Company has (i) determined that the Merger is fair to the Stockholders, and is in the best interests of the Stockholders and the Company, and (ii) approved and adopted this Agreement, the consummation of the transactions contemplated hereby, and the execution and delivery of this Agreement by the Company;

WHEREAS, the Stockholders have approved and adopted this Agreement, the consummation of the transactions contemplated hereby, and the execution and delivery of this Agreement by the Company;

WHEREAS, the Merger is intended to constitute a tax-deferred reorganization under Section 368(a)(1)(A) of the Code and under applicable federal, state and local law; and

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein and intending to be legally bound hereby, Parent, MergerCo, the Company, the Stockholders hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATIONS

Section 1.1.                    Definitions.  As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Accounts Receivable” means the accounts and notes receivable of the Company, net of provisions for bad debt in accordance with GAAP.

“Adjusted Initial Merger Consideration” means the Initial Merger Consideration, (i) plus the Estimated Current Assets, (ii) less (a) the Estimated Current Liabilities and (b) any Indebtedness.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Assets” means the Personal Property, the Company’s interests in the Personal Property Leases and the Real Property Leases, and the Company Intellectual Property.

“Benefit Arrangement” means each (i) employee benefit plan, as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) employment agreement, offer letter or similar arrangement and (iii) bonus, commission, fee sharing, deferred compensation, incentive compensation, performance compensation, stock purchase, stock bonus, stock option, stock appreciation, restricted stock, restricted stock unit, phantom stock, savings, profit sharing, severance, retention, stay-bonus, change in control, termination pay, health or other medical, salary continuation, cafeteria, dependent care, vacation, sick leave, paid-time off, holiday pay, fringe benefit, reimbursement, life insurance, disability or other insurance, supplementary unemployment, pension retirement, supplementary retirement, welfare or other plan, program, policy or arrangement, whether written or unwritten, which any current or former employee, consultant or director of the Company or any ERISA Affiliate participated or participates in or was or is covered under, or was or is otherwise a party, and with respect to which the Company or any ERISA Affiliate is or ever was a sponsor or participating employer, or had or has an obligation to make contributions, or was or is otherwise a party.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

“Charter Documents” means, with respect to any entity, the certificate of incorporation, the articles of incorporation, bylaws, articles of organization, certificate of formation, operating agreement, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement, all stockholders’ agreements, all voting agreements, all voting trusts, all buy-sell agreements, all investor rights agreements, or other similar organizational and governing documents of such entity (in each case, as amended).

“Closing Date” shall mean the date of the Closing (as hereinafter defined).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Common Stock” means shares of the common stock of the Company, no par value.

“Company Documents” means this Agreement, the Disclosure Schedules hereto, and each other agreement, document, instrument or certificate to be executed by the Company or the Stockholders (individually or collectively) in connection with the consummation of the transactions contemplated hereby.

“Company Intellectual Property” means all rights (including, but not limited to, rights of ownership and rights under license from other Persons) of the Company with respect to any Intellectual Property, including Registered Company Intellectual Property.

“Company Privacy Policy” means each external or internal, past or present privacy policy of the Company, including any policy relating to (i) the privacy of users of the Company Products or of any Company Website, (ii) the collection, storage, disclosure, and transfer of any User Data or Personal Data, and (iii) any employee information.

“Company Product” means (a) the products that the Company (i) currently develops, manufactures, markets, distributes, makes available, sells or licenses to third parties, (ii) has developed, manufactured, marketed, distributed, made available, sold or licensed to third parties since the date that is six years preceding the date of this Agreement, or (iii) currently plans to develop, manufacture, market, distribute, make available, sell or license to third parties in the future, and (b) the services that the Company (i) currently provides or makes available to third parties, (ii) has provided or made available to third parties since the date that is six years preceding the date of this Agreement, or (iii) currently plans to provide or make available to third parties in the future.

“Company Transaction Expenses” means the amount of any fees and expenses incurred by the Company as of the Closing Date in connection with the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby, including any attorneys’ or accounting fees (but excluding finders or investment banking fees which shall be paid by the Stockholders), as certified by the Company to the Parent and MergerCo at least one business day prior to the Closing Date.

“Company Website” means any public or private website owned, maintained, or operated at any time by or on behalf of the Company.

“Confidential Information” means nonpublic information, knowledge, or data relating to Company’s Business, including, without limitation, (i) all forms and types of financial and business material, including, without limitation, all customer and supplier lists, formulae, know-how, processes, secrets and Trade Secrets, consultant contracts, pricing information, marketing plans, product development plans, business acquisition plans, and all other nonpublic information relating to the operation of the Business, whether tangible or intangible, whether oral or in writing, and whether or not marked, labeled, or otherwise identified as “confidential” or the like and whether or not developed independently prior to or during any affiliation with the Company or its Subsidiaries; and (ii) all copies of any of the foregoing or any analyses, studies, reports, or Company Intellectual Property that contain, are based on, or reflect any of the foregoing.  Information which enters the public domain or is publicly available loses its confidential status hereunder so long as neither the Company nor any of its Affiliates directly or indirectly cause such information to enter the public domain or become publicly available.

“Consideration Certificate” means a certificate executed by the Chief Executive Officer of the Company, dated as of the Closing Date, attaching the final Projected Closing Balance Sheet and certifying as of such date:  (i) the aggregate amount of the Company Transaction Expenses (including an itemized list of each expense and the Person to whom such amount is owed as of the Effective Time); (ii) the aggregate amount of the Employee Transaction Related Expenses, if any, (iii) the aggregate amount of Company Indebtedness (other than the Employee Obligations and unpaid tax obligations) that is unpaid and outstanding as of the Closing as reflected on the Projected Closing Balance Sheet; (iv) the aggregate amount of the Employee Obligations; and (v) the aggregate amount of the unpaid tax obligations.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Current Assets” shall mean all current assets of the Company, including without limitation, cash and cash equivalents, accounts receivable, net of provision for bad debt, and any security deposits, in accordance with GAAP.

“Current Liabilities” shall mean the current liabilities of the Company, including the Company’s accounts payable, Company Transaction Expenses, Employee Transaction Related Expenses, Employee Obligations and other accrued expenses, in accordance with GAAP.

“Distribution” means any distribution, either in cash or of any asset in kind.

“Employee Obligation” means, collectively, any compensation earned by any current or former employee of the Company for periods as of or prior to the Closing that is accrued and unpaid as of the Closing, together with any Taxes to be incurred by the Company with respect to the payment thereof; provided, however, that Employee Obligation shall not include any Employee Transaction Related Expense.

“Employee Transaction Related Expenses” means the Company’s outstanding contractual obligations to make severance, retention, change of control and similar cash payments to its employees as a result of the Merger.

“Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code requirement or agreement with any Governmental Authority (x) relating to pollution (or the cleanup thereof or the filing of information with respect thereto), human health or the protection of air, surface water, ground water, drinking water supply, land (including land surface or subsurface), plant and animal life or any other natural resource, or (y) concerning exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of Regulated Substances, in each case as amended and as now or hereafter in effect.  The term “Environmental Laws” includes, without limitation, any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Regulated Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to the Company, any other Person that, together with the Company, would be treated as a single employer under Section 414 of the Code.

“Escrow Agent” means Reitler, Kailas & Rosenblatt LLC, in its capacity as the escrow agent under the Escrow Agreement.

“Estimated Current Assets” means the Current Assets as shown on the Projected Closing Balance Sheet, in accordance with GAAP.

“Estimated Current Liabilities” means the Current Liabilities as shown on the Projected Closing Balance Sheet, in accordance with GAAP.

“Estimated Net Working Capital” means the Net Working Capital as shown on the Projected Closing Balance Sheet, in accordance with GAAP.

“Extended Representations” means Section 4.12 (Taxes), Section 4.16 (Employee Benefit Plans) and Section 4.24 (Environmental Matters).

“Fair Market Value” means, as of any date of determination, the value of a share of common stock of the Parent based on the average closing price of a share of common stock on The Nasdaq Global Select Market (or any other national securities exchange or bulletin board on which the Company’s shares trade) on the last five trading days immediately preceding the relevant date of determination.

“Fundamental Representations” means Section 4.1 (Organization, Good Standing and Qualification of the Company), Section 4.2 (Authorization), Section 4.3 (Non-contravention), Section 4.4 (No Consents),Section 4.8 (Subsidiaries), Section 4.9 (Capitalization; Shareholder Vote), Section 4.23(Financial Advisors),Section 5.2 (Securities Representations), Section 6.1 (Organization and Good Standing), Section 6.2 (Authorization), Section 6.3 (Conflicts; Consents of Third Parties), Section 6.5 (Financial Advisors) and Section 6.6 (Shares).

“GAAP” means generally accepted accounting principles as in effect in the United States on the date of this Agreement, as applied by the Company consistent with past practice.

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other self-regulatory organization or quasi-governmental agency established to perform any of such functions, and also including any non-governmental trade association, union or organization, guild or similar body.

“Indebtedness” means at a particular time, without duplication, (i) any obligations under any indebtedness for borrowed money (including, without limitation, all principal, interest, premiums, penalties, fees, expenses, indemnities and breakage costs), (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) deferred purchase price for assets, property or services, whether contingent, fixed or otherwise, (iv) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness pursuant to a guarantee, (vi) any obligations under capitalized leases or with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, and (vii) any indebtedness secured by a Lien on a Person’s assets.

“Initial Merger Consideration” means the Merger Consideration, less the Earnout Readability Payment.

“Intellectual Property” means any and all worldwide rights in, arising from or associated with the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention: (i) all patents and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, substitutions, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including, without limitation, invention disclosures (“Patents”); (ii) discoveries, concepts, ideas, trade secrets, research and development, know-how, formulae, algorithms, methods, inventions, compositions, technical data, procedures, designs, drawings, specifications, and other proprietary and confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans, data, and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (“Trade Secrets”); (iii) all copyrights, copyright registrations and applications therefor, and equivalents of the foregoing (“Copyrights”); (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names (including fictitious, assumed, and d/b/a names), corporate names, logos, slogans, trade dress, common law or unregistered trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world, together will the goodwill associated therewith (“Trademarks”); (vi) all moral rights, economic rights, rights of attribution of authors and inventors, rights of privacy, and rights of publicity, however denominated, throughout the world; (viii) all uniform resource locators, e-mail and other internet addresses and domain names and applications and registrations therefor (“URLs”); (ix) all Software (as defined below); and (x) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

“IP Contracts” means, collectively, any and all agreements relating to Intellectual Property to which the Company is a party pursuant to which rights in Intellectual Property are in any manner transferred, conveyed, licensed, granted, restricted or waived, including rights acquisition and licensing agreements, distribution and subdivision agreements, software as a service agreements, license agreements, and other agreements or arrangements with respect to any Company Intellectual Property.

“Knowledge” means the actual or constructive knowledge, after due inquiry, of Richard Ziade.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other requirement, bylaws or rules of any Governmental Authority applicable to its members or participants.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, investigations, inquiries, proceedings or claims by or before a Governmental Authority.

“Lien” or “Liens” means any mortgage, pledge, security interest, right of first refusal, option, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute (other than to reflect ownership by a third party of property leased to the Company under a lease which is not in the nature of a conditional sale or title retention agreement), any subordination arrangement in favor of another Person, or voting trusts, proxies or restrictions (other than restrictions imposed by federal or state securities laws) of any kind.

“Material Adverse Effect” means a change, effect, event, occurrence or circumstance that is materially adverse to: (i) the business, assets, properties, results of operations, management, condition (financial or otherwise) or prospects of the Company, or (ii) the ability of the Company and the Stockholders to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement or the other documents contemplated hereby.

“Merger Consideration” means (i) the sum of $4,600,000, (ii) the Shares and (iii) the Earnout Readability Payment.

“Names” means “Arc90” and “Readability”.

“Net Subsequent Transaction Value” means the Subsequent Transaction Value, less the sum of $2,000,000.

“Net Working Capital” means, as of the Closing Date, an amount equal to the Current Assets, less Current Liabilities, in accordance with GAAP.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

“Ordinary Course of Company’s Business” means, with respect to the Company, the ordinary and usual course of day-to-day operations of the business of the Company through the date hereof consistent with past practice.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Authority.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust or joint venture, or a governmental agency or political subdivision thereof.

“Personal Data” means an individual’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that, alone, or when combined with other personal or identifying information, is linkable to a specific individual.

“Projected Closing Balance Sheet” means an estimated balance sheet of the Company as of 11:59 pm on the Closing Date.

“Readability” means Readability LLC, a Delaware limited liability company.

“Regulated Substances” means pollutants, contaminants, hazardous or toxic substances, compounds or related materials or chemicals, hazardous materials, hazardous waste, flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products (including, but not limited to, waste petroleum and petroleum products) as regulated under applicable Environmental Laws.

“Registered Intellectual Property” means all United States and foreign: (1) registered and issued Patents and applications to register Patents; (2) registered Trademarks, applications to register Trademarks, including intent-to-use applications and other registrations or applications related to Trademarks; (3) Copyright registrations and applications to register Copyrights; (4) URL registrations and applications to register URLs; and (5) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

“Registered Company Intellectual Property” means all Registered Intellectual Property owned by the Company as of the date hereof.

“Sale of Readability” means either (i) the sale, lease, transfer, conveyance or other disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of Readability or (ii) a transaction or series of transactions (including by way of merger, consolidation, recapitalization, reorganization or sale of securities or interests) the result of which is that the Parent, directly or indirectly through one or more intermediaries or Affiliates, are (after giving effect to such transaction or series of transactions) no longer, in the aggregate, holders of more than 50% of the equity interests of Readability.

“SFX Documents” means this Agreement and each other agreement, document, instrument or certificate to be executed by the Parent or MergerCo in connection with the consummation of the transactions contemplated hereby.

“Shares” means 641,026 unregistered shares of common stock of the Parent included in the Merger Consideration (and including the Escrowed Shares).

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies including related programmer comments and annotations (whether in source code or object code, or other form), and all technology supporting the foregoing, (ii) databases and compilations of data, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

“Subsequent Transaction Value” means all consideration to be received (net of any investment banker or similar fees, if any) in connection with a Sale of Readability by Readability or holders of securities issued by Readability, including but not limited to: (i) deferred installments of the purchase price; (ii) consideration paid in respect of stock options and stock appreciation rights; (iii) any portion of the purchase price held in escrow subsequent to closing; (iv) extraordinary compensation paid to principals, management or employees of the Company or its affiliates (such as signing bonuses or other amounts over normal salaries, or payments for noncompetition agreements, consulting agreements or other compensatory arrangements); (v) consideration paid in the aggregate amount of any cash dividends or other distributions that are outside of the ordinary course that are declared and paid by the Company after the date hereof; and (vi) payments made after closing upon the occurrence of contingencies or conditions described in applicable transaction agreements or the satisfaction of earnings, sales levels or other performance objectives which are agreed to on or before the date of closing.  The value of any consideration paid in publicly traded securities shall be determined on the basis of the last closing price in the principal public market for such security, immediately prior to the consummation of the Sale of Readability. In the event that all or any portion of the Subsequent Transaction Value is paid in non-publicly traded securities, or consideration other than cash, then the amount of the success fee payable with respect thereto shall be based upon current fair market value as mutually determined by the Parent and the Stockholders.  If the Parent and the Stockholders are unable to agree on the fair market value of such consideration within thirty (30) days after the closing date, the determination of the fair market value shall be made by an investment banker or other person experienced in valuing securities mutually acceptable to both the Parent and the Stockholders.  Such determination shall be binding on both the Parent and the Stockholders, and the Parent and the Stockholders shall each be responsible for paying one-half (1/2) of the fees of such investment banker or other person.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests or more than 50% of the profits or losses are, as of the date hereof or as of the Closing Date, owned, controlled or held by such Person.

“Tax”, “tax”, “Taxes” or “taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, alternative minimum or add-on minimum tax, gross income, gross receipts, capital, paid-up capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, royalty, property, estimated, and environmental taxes, windfall profits tax, customs duties, fees, or other like assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii) payable by reason of Contract, assumption, transferee liability, operation of Law, Treasury Regulations Section 1.1502-6(a) (or any

predecessor or successor thereof of any analogous or similar provision under Law) or otherwise, in each case whether or not disputed.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

“Tax Return” or “tax return” means any return, report or statement filed or required to be filed with respect to any Tax (including any attachments thereto, and any amendments thereof) including any information return, claim for refund, amended return or declaration of estimated Tax.

“Transaction Documents” means the SFX Documents and the Company Documents.

“Use” means to use, reproduce, modify, prepare derivative works based upon, distribute, perform, display, make, have made, sell, license, sublicense, and otherwise exploit.

“User Data” means any Personal Data or other data or information collected by or on behalf of the Company from users of the Company Products or of any Company Website.

Section 1.2.     Other Definitions.  The following table identifies the sections in this Agreement where certain other definitions are set forth:

Defined Term	Section
Agreement	Opening Paragraph
Balance Statement Date	Section 4.11
Basket Amount	Section 8.2(e)
Business	First Recital
Cap Amount	Section 8.2(g)
Certificates of Merger	Section 2.2
Closing	Section 2.2
Closing Date	Section 2.2
Company	Opening Paragraph
Company Data	Section 4.13(s)
Company Group	Section 7.1(a)
Company IT Systems	Section 4.13(q)
Company Permits	Section 4.18(b)
Company Stock Certificates	Section 3.5
Competing Business	Section 7.1(a)
Control	Section 1.1, Definition of “Affiliate”
Copyrights	Section 1.1, Definition of “Intellectual Property”
Damages	Section 8.2(a)
Designated Arbitrator	Section 3.10(b)
Earnout Readability Payment	Section 3.4(b)
Employment Agreements	Section 2.4(a)(v)

Defined Term	Section
Escrow Agreement	Section 2.4(a)(i)
Escrowed Shares	Section 3.3
Export Approvals	Section 4.26(a)
External Investigation	Section 4.24(j)(ii)
FCPA	Section 4.25
Final Closing Date Balance Sheet	Section 3.10(a)
Final Net Working Capital	Section 3.10(d)
Financial Statements	Section 4.7
Financial Statement Date	Section 4.7
Government Contract	Section 4.24(a)
Indemnified Party	Section 8.2(d)
Indemnifying Party	Section 8.2(d)
Interim Financial Statements	Section 4.7
Interim Financial Statement Date	Section 4.7
Internal Investigation	Section 3.26(j)(iii)
Involvement	Section 5.3(a)
Material Contracts	Section 4.14(a)
Offer Employees	Section 2.4(a)(v)
Parent Indemnified Parties	Section 8.2(a)
Patents	Section 1.1, Definition of “Intellectual Property”
Personal Property	Section 4.5(a)
Personal Property Leases	Section 4.5(a)
Preferred Bidder Status	Section 4.24(a)
Purchaser Share Value	Section 8.2(g)
Earnout Readability Payment	Section 3.4(b)
Real Property	Section 4.5(b)
Real Property Lease	Section 4.5(b)
Related Persons	Section 4.20
Restricted Party	Section 7.1(a)
Restricted Period	Section 7.1(a)
Securities Act	Section 5.2
Service Provider	Section 4.16(b)
State Laws	Section 5.2
Stockholders	Opening Paragraph
Stockholders Adjustment Objection	Section 3.10(b)
Stockholders Adjustment Objection Disputes	Section 3.10(b)
Stockholders’ Calculation	Section 3.10(b)
Stockholder Indemnified Parties	Section 8.2(c)
Survival Period	Section 8.1(a)
Surviving Company	Section 2.1
Surviving Company’s Calculation	Section 3.10(b)
Third Party Claim	Section 8.3
Trade Secrets	Section 1.1, Definition of “Intellectual Property”

Defined Term	Section
Trademarks	Section 1.1, Definition of “Intellectual Property”

Section 1.3.     Interpretation.  Unless the context otherwise requires, as used in this Agreement: (i) an accounting term not otherwise defined herein has the meaning ascribed to it in accordance with GAAP; (ii) “or” is not exclusive; (iii) “including” and its variants mean “including, without limitation” and its variants; (iv) words defined in the singular have the parallel meaning in the plural and vice versa; (v) words of one gender shall be construed to apply to each gender; (vi) the words “hereof”, “herein”, “hereby”,  “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (vii) the terms “Article”, “Section”, “Exhibit”, “Preamble”, “Recital” and “Schedule” refer to the specified Article, Section, Exhibit, Preamble, Recital or Schedule of or to this Agreement; (viii) the phrases “delivered” or “made available” means that the information referred to has been physically or electronically delivered to the relevant parties (including, in the case of “made available” to the Parent or MergerCo on the date hereof, material that has been posted, retained through the date hereof and thereby made available to the Parent and MergerCo through the on line “virtual data room” established by or on behalf of the Company); (ix) unless specifically denominated as Business Days, references to “day” or “days” are to calendar days; and (x) any references to time shall be references to New York time.

ARTICLE II

MERGER

Section 2.1.     The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the BCL and the DGCL, (a) at the Effective Time, the Company shall be merged with and into MergerCo, and (b) as a result of the Merger, the separate corporate existence of the Company shall cease.  MergerCo shall be the surviving limited liability company in the Merger (the “Surviving Company”) and the separate existence of MergerCo with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.

Section 2.2.     Closing; Effective Time.  Unless otherwise mutually agreed between Parent and the Company, the closing (the “Closing”) of the Merger will be held at the offices of  Reitler Kailas & Rosenblatt LLC, New York, New York, at 10:00 a.m. (New York City time) on November 12, 2013 (the “Closing Date”).  On the Closing Date, Parent, MergerCo and the Company shall cause the Merger to be consummated by filing certificates of merger with the Secretary of State of the State of Delaware and the Secretary of State of New York, in the form attached hereto as Exhibits A-1 and A-2, respectively (the “Certificates of Merger”), and executed in accordance with the relevant provisions of the DGCL and the BCL, respectively.  The term “Effective Time” means the date and time of the filing of the Certificates of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificates of Merger in accordance with the DGCL and the BCL).

Section 2.3.     Options.  No later than five business days following the Closing, the Parent shall issue options to purchase Parent common stock under the Parent’s 2013 Equity

Compensation Plan (the “Plan”) to the individuals and in the amounts set forth on Schedule 2.3.  Such options shall be granted at fair market value on the date of grant in accordance with the Plan and shall vest 25% per year over each of the first four anniversaries of the date of grant of such options, subject to each grantee executing the Parent’s form of option award agreement under the Plan.  The individuals receiving such options shall be employed with the Surviving Company following the Closing.

Section 2.4.     Document Deliveries at the Closing.

(a)        Document Deliveries by the Company and the Stockholders.  Upon the terms and subject to the conditions of this Agreement and on the basis of the representations, warranties and agreements contained herein, the Company and the Stockholders, as the case may be, shall execute and deliver, or cause to be executed and delivered, the following documents at or prior to the Closing:

(i)         The Stockholders shall execute and deliver to the Parent an Escrow Agreement in the form and substance of the escrow agreement annexed hereto as Exhibit B(the “Escrow Agreement”).

(ii)        The Company shall have delivered to MergerCo a non-foreign affidavit, dated as of the Closing Date, sworn under penalty of perjury and in the form and substance of the document annexed hereto as Exhibit C, stating that the Company is not a “foreign person” as defined in Code §1445.

(iii)       The Company shall deliver to MergerCo a certificate of the Secretary of the Company, in form and substance satisfactory to MergerCo, certifying resolutions of the Board of Directors and stockholders of the Company approving this Agreement, the other Company Documents and the transactions contemplated hereby and thereby and setting forth (I) such good standing certificates as MergerCo shall reasonably request, (II) a certified copy of the Company’s certificate of incorporation and by-laws, and (III) an incumbency certificate with respect to all officers of the Company executing this Agreement, the other Company Documents and/or any instrument or document contemplated hereby or thereby.

(iv)       The Company shall have caused to be delivered to MergerCo executed consents and releases in form and substance acceptable to MergerCo and MergerCo’s counsel, from the Lien holders and other holders of Indebtedness of the Company, and such other Persons as may be reasonably requested by MergerCo.

(v)        Each of Richard Ziade, Christopher LoSacco and Avi Flax, current employees of the Company (each, an “Offer Employee”) shall enter into an employment agreement with MergerCo, on such terms and conditions as have previously been agreed upon between MergerCo and the Offer Employees (the “Employment Agreements”).

(vi)       The Stockholders shall enter into

(A)     an (a) 18 month lock-up agreement with respect to an aggregate of 106,837 of the Shares and (b) a 36 month lock-up with respect to an aggregate of 106,838  of the Shares, each such lock-up agreement substantially on the form attached as Exhibit D annexed hereto, and

(B)     a lock-up agreement in the form required by the Parent’s underwriters, on the form attached as Exhibit E annexed hereto.

(b)        Document Deliveries by the Parent and MergerCo.  Upon the terms and subject to the conditions of this Agreement and on the basis of the representations, warranties and agreements contained herein, the Parent and MergerCo shall execute and deliver, the following documents at or prior to the Closing:

(i)         MergerCo shall execute the Employment Agreements and deliver the Employment Agreements to the Offered Employees.

(ii)        MergerCo shall deliver to the Company a certificate of a manager of MergerCo, in form and substance satisfactory to the Company, certifying resolutions of the managers of MergerCo approving this Agreement, the other SFX Documents and the transactions contemplated hereby and thereby and setting forth (I) a copy of MergerCo’s certificate of formation, and (II) an incumbency certificate with respect to the manager of MergerCo executing this Agreement, the other SFX Documents and/or any instrument or document contemplated hereby or thereby.

(iii)       The Parent and MergerCo shall execute and deliver to the Stockholders  the Escrow Agreement.

Section 2.5.     Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the Certificates of Merger and the applicable provisions of the DGCL and the BCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and MergerCo shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and MergerCo shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company.

Section 2.6.     Certificate of Incorporation.  At the Effective Time, the Certificate of Formation of the Surviving Company shall be the Certificate of Formation of MergerCo.

Section 2.7.     Tax Consequences.

(a)        For United States federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

(b)        Each of the parties to the Agreement agrees that, unless otherwise required by law, it will: (i) treat each of the transactions undertaken pursuant to the Agreement as effected pursuant to a plan of reorganization, within the meaning of paragraph (a) of this Section 2.7, for United States federal income tax purposes; (ii) treat the Merger as a reorganization within the meaning of Section 368(a) of the Code, including the filing of all Tax Returns consistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code and in particular as a transaction described in Section 368(a)(1)(A) of the Code and Section 1.368-2(b)(1)(ii) of the Treasury Regulations; and (iii) not take any action (including filing any Tax Return or taking any position in any tax proceeding, other than in connection with good faith negotiation in settlement of a tax proceeding) that is inconsistent with the obligations set forth in clause (i) and (ii) of this Section 2.7(b) and the intention stated in Section 2.7(a).

ARTICLE III

CONVERSION OF SECURITIES;
EXCHANGE OF CERTIFICATES; PAYMENTS

Section 3.1.     Conversion of Securities.  As of the Effective Time, by virtue of the Merger and without any additional action on the part of the Parent, the Company, MergerCo or any Stockholder:

(i)         each share of Company Common Stock outstanding immediately prior to the Effective Time will be cancelled and will cease to exist, and shall be converted into the right to receive, upon the surrender of the Certificate or the Lost Share Affidavit (as defined below) for such share, a pro rata portion of the Merger Consideration; and

(ii)        the membership interests of MergerCo issued and outstanding immediately prior to the Effective Time and owned by the Parent (collectively, the “MergerCo Shares”) shall continue and remain to be issued and outstanding and owned by the Parent.

Section 3.2.     Stockholder List.  Exhibit F contains a true and complete list (the “Stockholder List”) of each Stockholder, showing with respect to each such Stockholder (i) the number of shares of Company Common Stock owned by each such Stockholder, (ii) the certificate numbers for each certificate owned by each such Stockholder, as applicable and (iii) each Stockholder’s pro rata share of the Merger Consideration.

Section 3.3.     Escrow.  On the Closing Date, the Parent shall deposit with the Escrow Agent an aggregate 150,000 unregistered shares of common stock of the Parent (the “Escrowed Shares”) and registered in the names of each of the Stockholders in the denominations set forth in Exhibit F, which Escrowed Shares shall be held by the Escrow Agent pursuant to the Escrow Agreement.  In accordance with the Escrow Agreement and subject to the terms of this Agreement, the Escrowed Shares shall be released to the Stockholders on the date that is eighteen (18) months after the Closing Date.

Section 3.4.     Payments and Distributions at Closing; Earnout.

(a)        At the Closing, Parent and MergerCo Sub shall make, or cause to be made, the following payments by wire transfer of immediately available funds and distributions:

(i)         first, to the holders of Indebtedness, in the amounts set forth in the Consideration Certificate, which payments shall constitute full satisfaction of all of the Company’s Indebtedness immediately prior to the Effective Time;

(ii)        second, to the payees of the Company Transaction Expenses, in the amount of the Company Transaction Expenses as set forth in the Consideration Certificate; and

(iii)       third, the Adjusted Initial Merger Consideration (including the Escrow Shares which shall be delivered to the Escrow Agent) shall be distributed and paid pro rata to the Stockholders in the amounts set forth on Exhibit F; it being agreed and understood that the aggregate amount equal to the sum of (A) the Escrowed Shares and (B) the Earnout Readability Payment, if any, shall be allocated among all Stockholders pro rata in relation to the Adjusted Initial Merger Consideration to be received by each Stockholder pursuant to this Section 3.4(a)(iii) and Exhibit F, and such percentage allocations shall represent the interest of each Stockholder in the Shares (including the Escrowed Shares) and the Earnout Readability Payment, as applicable.

(b)        The Parent and the Stockholders further agree that, in the event of the Sale of Readability at any time after the Effective Date, the Parent shall pay, transfer or otherwise deliver to the Stockholders an amount (the “Earnout Readability Payment”) equal to fifty percent (50%) of an amount equal to eight-five per cent (85%) of the Net Subsequent Transaction Value.  Such amount shall be paid pro rata to the Stockholders on the closing date of the Sale of Readability, provided that any portion of the Subsequent Transaction Value payable with respect to items (i)(relating to deferred installments of the purchase price), (iii)(relating to any portion of the purchase price held in escrow subsequent to closing) and (vi)(relating to the occurrence of certain contingencies or conditions or the satisfaction of certain earnings or performance objectives) in the definition of “Subsequent Transaction Value” shall only be payable to the Stockholders in the event such amounts are ultimately received by the Parent, Readability or its equity holders, and until so payable, the calculation of Subsequent Transaction Value shall not take into consideration any such amounts.  If the purchase price received by the Parent, Readability or its equity holders is a combination of cash and non-cash, the payment to the Stockholders shall be in such proportions of cash and non-cash consideration as received by the Parent, Readability or its equity holders.

(c)        MergerCo and the Parent agree to pay, no later than November 30, 2013, the Employee Transaction Related Expenses.

Section 3.5.     Mechanics of Exchange.  At the Closing, Stockholder shall, in exchange for such holder’s right to receive, subject to the terms and conditions hereof, the Merger Consideration, (i) surrender to Parent for cancellation certificates formerly representing shares of Company Common Stock (the “Company Stock Certificates”), properly endorsed or otherwise in proper form for transfer, and (ii) execute and deliver such certifications Parent may reasonably request with respect to compliance with any withholding obligations of Parent or the Surviving Company under the Code and releases of liability from each Stockholder (other than a release of Parent’s obligations under this Agreement).

Section 3.6.     Surrender of Company Stock Certificates. It shall be a condition to the receipt by a Stockholder of his pro rata share of the Merger Consideration  that the Company Stock Certificates representing such Stockholder’s Company Stock be surrendered to Parent, or that such Stockholder comply with Section 3.7.  After the Effective Time, there shall be no further transfer of Company Common Stock on the records of the Company and, if such Company Stock Certificates are presented to Company for transfer, they shall be cancelled at the time of such presentation.  The Parent shall be entitled to rely upon the Exhibit F to establish the identity of those persons entitled to receive the Merger Consideration specified in this Agreement, which Stockholder List shall be conclusive with respect thereto.  In the event of a dispute with respect to ownership of stock represented by any Company Common Stock, Parent shall be entitled to deposit the Merger Consideration in respect thereof in escrow with an independent third party selected by Parent and thereafter be relieved with respect to any claims thereto.

Section 3.7.     Lost Instrument or Certificate Procedures.  If an instrument or certificate evidencing Company Stock Certificate(s) held by a holder of Company Common Stock has been lost, destroyed, stolen or mutilated, Parent may, in its reasonable discretion, accept an affidavit of such holder attesting that such loss, destruction or mutilation has occurred in lieu of receipt of the original instrument, provided, however, that such holder shall (i) agree to indemnify Parent, the Company, MergerCo, the Surviving Company and their respective Affiliates (in form and substance reasonably satisfactory to Parent) against any claim that may be made against Parent, the Company, MergerCo, the Surviving Company and their respective Affiliates with respect to such instrument or certificate and (ii) post a bond in customary amount and upon such terms (including with respect to the surety for such bond) as may reasonably be required by Parent as indemnity against any claim that may be made against Parent, the Company, MergerCo, the Surviving Company and their respective Affiliates.

Section 3.8.     No Further Rights.  All cash and stock issued upon surrender of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock.

Section 3.9.     Withholding Rights.  Each of the Surviving Company and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law.  To the extent that amounts are so withheld by the Surviving Company or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent or the Surviving Company, as the case may be.

Section 3.10.   Post-Closing Adjustment.

(a)        Final Closing Date Balance Sheet.  Within one hundred and twenty (120) days after the Closing Date, the Surviving Company shall deliver to Stockholders (i) a balance sheet of Company as of the Effective Time (the “Final Closing Date Balance Sheet”), which shall be prepared in accordance with GAAP; and (ii) a calculation of the Net Working Capital as of the Closing Date.

(b)        Stockholders Adjustment Objection.  Stockholders may indicate their objection to the Final Closing Date Balance Sheet and the calculation of Net Working Capital by notice to Surviving Company delivered within thirty (30) days following delivery by Surviving Company of the Final Closing Date Balance Sheet (the “Stockholders Adjustment Objection”); provided however, that Stockholders Adjustment Objection must, to the extent known, specify the particular disputes (the “Stockholders Adjustment Objection Disputes”) to be resolved in order to arrive at the final determination of the Net Working Capital and Stockholders’ proposed resolution of each such dispute. Surviving Company shall cooperate with Stockholders and shall provide Stockholders with full access to all work papers related to the preparation of the Final Closing Date Balance Sheet to achieve the purposes and intent of this Section 3.10 and to allow Stockholders to timely deliver Stockholders Adjustment Objection.  If a Stockholders Adjustment Objection is timely delivered, Surviving Company and Stockholders shall endeavor in good faith to resolve promptly Stockholders Adjustment Objection Disputes and to agree promptly on the calculation of the Net Working Capital.  If, within fifteen (15) days following delivery of Stockholders Adjustment Objection, Surviving Company and Stockholders have not resolved Stockholders Adjustment Objection Disputes and agreed on the Final Closing Date Balance Sheet, Surviving Company and Stockholders shall within twenty (20) days following delivery of Stockholders Adjustment Objection engage an accounting firm mutually acceptable to the Parent and the Stockholders (the “Designated Arbitrator”) to resolve such unresolved Stockholders Adjustment Objection Disputes in accordance with GAAP.  Within five (5) days of engaging the Designated Arbitrator, (i) the Surviving Company shall submit to the Designated Arbitrator the Final Closing Date Balance Sheet and its calculation of the Net Working Capital (the “Surviving Company’s Calculation”), and (ii) the Stockholders shall submit to the Designated Arbitrator the Stockholders’  the Final Closing Date Balance Sheet and their calculation of the Net Working Capital as set forth in the Stockholders Adjustment Objection (the “Stockholders’ Calculation”).  The Designated Arbitrator shall resolve the Stockholders Adjustment Objection Disputes by selecting either the Surviving Company’s Calculation or the Stockholders’ Calculation as the prevailing calculation of the Final Closing Date Balance Sheet and the resulting Net Working Capital.  The purpose of retaining the Designated Arbitrator is not to conduct its own independent review of the Final Closing Date Balance Sheet but rather is limited solely to resolving Stockholders Adjustment Objection Disputes in accordance with the immediately preceding sentence.  Each of Surviving Company and Stockholders shall use its reasonable best efforts to cause the Designated Arbitrator to make its determination in respect of the unresolved Stockholders Adjustment Objection Disputes as soon as reasonably practicable and in no event later than thirty (30) days following its retention.  The Designated Arbitrator’s determination respecting such Stockholders Adjustment Objection Disputes shall be final and binding upon Surviving Company and Stockholders and shall constitute the Final Closing Date Balance Sheet and Net Working Capital.

(c)        Costs and Expenses.  The obligation to pay the fees and costs of the Designated Arbitrator shall be determined based on whether the Designated Arbitrator selects the Surviving Company’s Calculation or the Stockholders’ Calculation as the prevailing calculation under Section 3.10(b):  (i) if the Designated Arbitrator selects the Surviving Company’s Calculation as the prevailing calculation, then the Stockholders shall pay all of the fees and costs of the Designated Arbitrator, and (ii) if the Designated Arbitrator selects the Stockholders’ Calculation as the prevailing calculation, then the Surviving Company shall pay all of the fees and costs of the Designated Arbitrator.

(d)       Net Working Capital.  Within five (5) Business Days after Surviving Company and Stockholders have mutually agreed on the Net Working Capital (the “Final Net Working Capital”), or the matter is resolved by the Designated Arbitrator pursuant to Section 3.10(b) hereof, (i) if the Final Net Working Capital is greater than the Estimated Net Working Capital, the Merger Consideration shall be increased by the amount of such excess and the Surviving Company shall pay the amount of such excess to the Stockholders and (ii) if the Final Net Working Capital is less than the Estimated Net Working Capital, then the Merger Consideration shall be reduced by the amount of such shortfall and the Stockholders shall pay the amount of such shortfall to the Surviving Company.

(e)        Security Deposit.  Notwithstanding any provision to the contrary in this Section 3.10, the Stockholders agree that to the extent that the Surviving Company receives from the landlord less than the amount of the leasehold security deposit of $150,512 appearing in the Projected Closing Balance Sheet following the termination of such leasehold interest, the Stockholders shall, on a pro rata basis, pay to the Surviving Company the amount equal to such shortfall.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS

Except as specifically set forth on the Disclosure Schedule delivered by the Company to the Parent and MergerCo upon the date hereof, the Company and the Stockholders jointly and severally hereby represent and warrant to the Parent and MergerCo that the following representations are true and complete.  For purposes of these representations and warranties (other than those in Subsections 4.1(a), Section 4.7  and 4.9(a)) the term “Company” shall include any subsidiaries of the Company, unless otherwise noted herein.

Section 4.1.     Organization, Good Standing and Qualification of the Company.

(a)        The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York, with full power and authority to own or lease its property and assets and to carry on the Business as presently conducted, and is duly qualified to do business as a foreign corporation or other entity and is in good standing in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect.  Schedule 4.1(a) lists each jurisdiction in which the Company is so qualified.  Readability is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full power and authority to own or lease its property and assets and to carry on its business as presently conducted, and is duly qualified to do business as a foreign corporation or other entity and is in good standing in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect.  Schedule 4.1(a) lists each jurisdiction in which the Readability is so qualified

(b)        The Company has never conducted any business under, owned or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the Names.  The Company has delivered to the Parent and MergerCo a complete and correct copy of its Certificate of Incorporation and the Operating Agreement of Readability, each as amended and or restated and in effect on the date hereof.  Neither the Company nor Readability is in violation of any of the provisions of its respective Charter Documents.

Section 4.2.     Authorization.  The Company and the Stockholders have full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the divesture of any Company assets or interests previous to the date hereof.  The Company and the Stockholders have full power and authority to execute and deliver each other Company Document to be executed by such Person, and to consummate the transactions contemplated by the Company Documents.  The execution, delivery and performance by each of the Company and the Stockholders of this Agreement and the execution, delivery and performance by the Company and the Stockholders of the other Company Documents to be executed by such Persons and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on behalf of the Company and the Stockholders.  This Agreement has been, and each other Company Document will be at or prior to the Closing, duly and validly executed and delivered by the Company and, if applicable, the Stockholders and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each other Company Document when so executed and delivered will constitute, the legal, valid and binding obligation of the Company and, if applicable, the Stockholders, enforceable against the Company and, if applicable, the Stockholders in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.3.     Non-contravention.  Neither the execution or delivery by the Company and the Stockholders of this Agreement or the other Company Documents referred to herein nor the consummation of the transactions contemplated hereby and thereby, nor the performance by the Company and the Stockholders of their obligations hereunder and thereunder will (i) contravene any provision contained in the Charter Documents of the Company, (ii) violate or result in a breach (with or without the lapse of time, the giving of notice or both) of or constitute a default under (A) any Contract to which the Company or the Stockholders are a party or by which the Company or any of the Stockholders are bound or to which any of the assets or properties of the Company or any of the Stockholders are subject, (B) any judgment, Order, decree, Law, rule or regulation or other restriction of any Governmental Authority, in each case to which the Company or any of the Stockholders are a party or by which the Company or any of the Stockholders are bound or to which any of the assets or properties of the Company or any of the Stockholders are subject or (C) any applicable Law, (iii) result in the creation or imposition of any Lien on any of the assets or properties of the Company or any of the Stockholders, or (iv) result in the acceleration of, or permit any Person to accelerate or declare due and payable prior to its stated maturity, any Indebtedness of the Company.

Section 4.4.     No Consents.  Except as set forth on Schedule 4.4 and for the filing of the Certificates of Merger, no notice to, filing with, or authorization, registration, consent or approval of, any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement or any other Company Document or the consummation of the transactions contemplated hereby or thereby.

Section 4.5.     Assets.

(a)        Schedule 4.5(a) sets forth (i) all personal property owned by the Company in connection with the Business (“Personal Property”) and (ii) all leases of personal property (“Personal Property Leases”) relating to personal property used in the Business or to which the Company is a party.  Each of the Personal Property Leases is in full force and effect and the Company has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Personal Property Leases and, to the Knowledge of the Company, no other party is in default thereof.  All machinery, equipment, furniture, fixtures and other material items of personal property used in the Business are in good operating condition and fit for operation in the Ordinary Course of Company’s Business (subject to normal wear and tear) with no defects that could reasonably be expected to interfere with the conduct of the normal operation of such equipment, furniture, fixtures and other Personal Property and are suitable for the purposes for which they are currently being used.  All Personal Property owned or leased by the Company has been maintained in accordance with generally accepted industry standards.

(b)        There is no real estate or interests in real estate (collectively, “Real Property”) owned by any the Company and used in the conduct of the Business.  Schedule 4.5(b) lists all Real Property leased by the Company and used in the conduct of the Business and identifies the lessee and lessor thereof and the date of the lease relating thereto (each, a “Real Property Lease”).  The Company has good, marketable and insurable leasehold title to the Real Property leased by it and comprising the assets used in the Business, free and clear of all Liens.  The Real Property listed in Schedule 4.5(b) constitutes all interests in Real Property currently used, occupied or held for use in connection with the Business and which are necessary for the continued operation of the Company’s Business as the Business is currently conducted by the Company.  Each of the Real Property Leases is in full force and effect.  The Company is not in default under any Real Property Lease, and no events have occurred and no circumstances exist which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default.

(c)        The Company has good and marketable title to (or valid leasehold or contractual interests in) all of the Assets free and clear of any and all Liens.  No third party (including any Affiliate of the Company) owns or has any interest by lease, license or otherwise in any of the Assets.  The Assets constitute all of the rights, properties, services and assets (real, personal or mixed, tangible or intangible) which are necessary or desirable for the conduct of the Business as it is currently operated and are sufficient for MergerCo to conduct the Business from and after the Closing Date without interruption and in the Ordinary Course of Company’s Business.  The Assets, taken as a whole, constitute substantially all of the properties and assets relating to or used or held for use in connection with the Business during the past twelve (12) months.  There are no assets or properties used in the operation of the Business and owned by any Person other than the Company.  The Assets are adequate for the purposes for which such assets are currently used or are held for use, and are in good operating condition and fit for operation in the Ordinary Course of Company’s Business (subject to normal wear and tear) and, there are no defects, facts or conditions affecting the Assets which could, individually or in the aggregate, interfere with the use, occupancy or operation thereof as currently used, occupied or operated, or their adequacy for such use.

Section 4.6.     Absence of Questionable Payments.  Neither the Company nor any Affiliate, director, officer, member, partner, employee, agent, representative or other Person, in each case acting on behalf of the Company has: (i) used any funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activities of government officials or others, or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures.

Section 4.7.     Financial Statements.  The Company has delivered to the Parent and MergerCo true and complete copies of (i) (A) the unaudited Balance Sheet, Income Statement and Statements of Cash Flow of the Company (the “Arc 90 Financial Statements”) as of and for the year ended December 31, 2012 (the “Financial Statement Date”), (B) the unaudited Balance Sheet, Income Statement and Statements of Cash Flow of the Company (the “Arc90 Interim Financial Statements”) as of and for the ten (10) months ended October 31, 2013 (the “Interim Financial Statement Date”) and (ii) (A) the unaudited Balance Sheet, Income Statement and Statements of Cash Flow of Readability as of and for the year ended December 31, 2012 (the “Readability Financial Statements” and, together with the Arc90 Financial Statements, the “Financial Statements”) and (B) the unaudited Balance Sheet, Income Statement and Statements of Cash Flow of Readability as of and for the nine (9) months ended September 30, 2013 (the “Readability Interim Financial Statements” and, together with the Arc90 Interim Financial Statements, the “Interim Financial Statements”).  Said Financial Statements and Interim Financial Statements are attached hereto as Schedule 4.7.  The Financial Statements and Interim Financial Statements present fairly the financial condition and results of operations of the Company for the dates or periods indicated thereon and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated in all material respects.

Section 4.8.     Subsidiaries.  Except as set forth in Schedule 4.8, the Company does not have and has never had any Subsidiaries, predecessors-in-interest, or any equity or ownership interest (or any interest convertible or exchangeable or exercisable for, any equity or ownership interest), whether direct or indirect in any Person.  The Company is not obligated to make, nor is it bound by, any agreement or obligation to make any investment in or capital contribution in or on behalf of any other Person.  There are no trusts or similar entities or instruments of guardianship or custodianship, whether enforceable or not, in existence for the benefit of the Company.

Section 4.9.     Capitalization; Shareholder Vote.

(a)        The authorized capital of the Company consists of 200 shares of Common Stock, all of which are issued and outstanding immediately.  All of the issued and outstanding shares of the Company were duly authorized for issuance, are validly issued, fully paid and non-assessable, were not issued in violation of any preemptive or similar rights and are owned of record and beneficially by the members in the respective amounts set forth in the Stockholder List.  All of the issued and outstanding shares of the Company have been issued in compliance with applicable federal and state securities Laws.

(b)        Schedule 4.9(b) sets forth the membership interests of Readability, all of which were duly authorized for issuance, are validly issued, fully paid and non-assessable, were not issued in violation of any preemptive or similar rights and are owned of record and beneficially by the members in the respective amounts set forth in Schedule 4.9(b).

(c)        There is no existing option, warrant, call, right or agreement of any character to which either the Company or Readability is a party requiring, and there are no securities of either the Company or Readability outstanding which upon conversion, exercise or exchange would require, the issuance, sale or transfer of any additional equity interests or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase any equity interests in either the Company or Readability and there does not exist any binding obligation or commitment requiring the grant of any of the foregoing interests or securities.  There are no obligations, contingent or otherwise, of either the Company or Readability to (i) repurchase, redeem or otherwise acquire any equity interest, or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person.  There are no outstanding stock appreciation, phantom stock, profit participation or similar rights of either the Company or Readability.  There are no bonds, debentures, notes or other indebtedness of either the Company or Readability having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which equity owners of either the Company or Readability may vote.  There are no voting trusts, irrevocable proxies or other agreements which could have any bearing upon the receipt by either the Company or Readability of approval of this Agreement and the transactions contemplated hereby by the equity owners of either the Company or Readability.

(d)       There are no appraisal rights applicable to the Company in connection with the Company’s approval of this Agreement.

Section 4.10.   No Undisclosed Liabilities.  Except for accounts payable and accrued expenses reflected in the Interim Financial Statements and those incurred in the Ordinary Course of Company’s Business since the Balance Statement Date, the Company does not have any Indebtedness, Damages or other adverse claim, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise).

Section 4.11    Accounts and Notes Receivable.  All of the Accounts Receivable of the Company are reflected properly according to GAAP on the Financial Statements and on the Books and Records and represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business, consistent with past practice.  No portion of the Accounts Receivable is required or expected to be paid to any Person other than the Company.  The Accounts Receivable are current and collectible net of any reserves specifically thereto shown on the Balance Sheet.  There is no contest, claim or right of set-off, other than rebates and returns in the ordinary course of business, consistent with past practice, under any contract with any maker of an Account Receivable relating to the amount or validity of such Account Receivable.

Section 4.12.   Absence of Certain Developments.  Except as expressly contemplated by this Agreement or as set forth on Schedule 4.12, since the date of the balance statement provided as of September 30, 2013 (the “Balance Statement Date”): (i) the Company has conducted its business only in the Ordinary Course of Company’s Business and (ii) there has not been any event, change, occurrence or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.  Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, since the Balance Statement Date:

(i)         there has not been any material damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company or the waiver of any right of material value with respect thereto;

(ii)        there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any equity interests of the Company, or any repurchase, redemption or other acquisition by the Company of any outstanding membership interests or other securities of the Company;

(iii)       the Company has not entered into or amended any employment, deferred compensation, retention, change in control, severance or similar agreement or agreed to increase the compensation payable or to become payable by it to any of its current or former directors, officers, partners, members, employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation or disability, sick leave, deferred compensation, bonus, commission, fee sharing or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such Persons;

(iv)       the Company has not made or rescinded any election relating to Taxes or settled or compromised any claim relating to Taxes;

(v)        the Company has not entered into any transaction or agreement, or sold, leased or otherwise transferred any assets, or incurred any liabilities, other than in the Ordinary Course of Company’s Business;

(vi)       the Company has not made any loans, advances or capital contributions to, or investments in, any Person;

(vii)      the Company has not made or committed to make any capital expenditures or capital additions in excess of $5,000 individually or $20,000 in the aggregate;

(viii)     the Company has not issued, created, incurred, assumed or guaranteed any Indebtedness;

(ix)       the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property except in the Ordinary Course of Company’s Business;

(x)        no act, omission, event or other occurrence has resulted in any Material Adverse Effect;

(xi)       the Company has not made any change in the accounting methods or practices it follows, whether for general financial or tax purposes or otherwise;

(xii)      the Company has not materially modified, terminated or failed to renew any Material Contract; and

(xiii)     the Company has not agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 4.12.

Section 4.13.   Taxes.

(a)        All Tax Returns required to be filed by or on behalf of the Company and the Business have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects.  All Taxes due and payable by or on behalf of the Company (whether or not shown on any Tax Return) have been fully and timely paid, except such Taxes as are being contested in good faith.  The Company has complied in all respects with all applicable Laws relating to the collection, payment and withholding of Taxes in connection with sales and in connection with amounts allocated, paid or owing to any employee, independent contractor, creditor, equity owner or other third party and has duly and timely collected or withheld and paid over to the appropriate Taxing Authority all amounts required to be so collected or withheld and paid under all applicable Laws.  All Forms W-2 and 1099 required with respect to any payment or withholding by the Company has been properly completed and timely filed.

(b)        There is no dispute or claim concerning any liability for Taxes of the Company (including any attempt by a Taxing Authority to recharacterize income reported by the Company) either (A) claimed or raised by any Governmental Authority in writing or (B) as to which any of the members, directors and officers (and employees responsible for Tax matters) of the Company has Knowledge.  The Company has delivered to the Parent and MergerCo complete copies of (i) all federal, state, local and foreign Tax Returns of the Company relating to the taxable periods since inception and (ii) any audit report issued since inception relating to any Taxes due from or with respect to the Company.  There are no audits or investigations of the Company by any Taxing Authority in progress, nor has the Company received any notice from any Taxing Authority that the conduct of such an audit or investigation is anticipated.  No claim has been made by, and no notice, questionnaire or inquiry has been received by the Company from, a Taxing Authority in a jurisdiction where the Company does not file Tax Returns to the effect that the Company is or may be subject to taxation by that jurisdiction.  There are no Liens on any of the assets of the Company arising as a result of any failure (or alleged failure) to pay any Tax.  The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, and the Company has not participated in a “reportable transaction” as defined in Code Section 6707A(c)(1) and within the meaning of Treasury Regulations Section 1.6011-4(b).

(c)        The Company has not (i) agreed to nor is it required to make any adjustments pursuant to Section 481(a) of the Code or any corresponding provision of any other Tax Law, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law, (iii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (iv) waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect the assessment or collection of Taxes, which Taxes have not since been paid, (v) granted to any Person any power of attorney that is currently in force with respect to any Tax matter, (vi) received or been the subject of a written ruling of a Governmental Authority with respect to Taxes (“Tax Ruling”) or a request for Tax Ruling, (vii) entered into an installment sale or open transaction prior to the Closing Date, or(viii) received any prepaid amount on or prior to the Closing Date. The Company has not entered into any agreement with any taxing authority pursuant to which the Company would be required to take any action.  The Company is not a foreign person within the meaning of Sections 7701(a)(1) and 7701(a)(5) of the Code.  The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.  The Company will not be required to include in any taxable period ending on or after the Closing Date, taxable income attributable to income that economically accrues in a taxable period ending on or before the Closing Date, including as a result of the installment method of accounting, the completed contract method of accounting or the cash method of accounting, or otherwise.

(d)       None of the assumed liabilities is an obligation to make a payment that is not deductible under Code Section 280G.

(e)        Company is not a party to any Tax allocation or sharing agreement.  Company has not been a member of an Affiliated Group filing a consolidated federal income Tax Return and has no Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise.

(f)        The unpaid Taxes of Company did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect the timing differences between book and Tax income) set forth on the most recent balance sheet (rather than in any notes thereto, and do not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of Company in filing its Tax Returns.

(g)        The Company has not (i) been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (ii) been a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of United States state, local or foreign law), (iii) been a “personal holding company” as defined in Section 542 of the Code (or any similar provision of United States state, local or foreign law); (iv) been a stockholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code; or (v) engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise become subject to Tax jurisdiction in a countryother than the country of its formation.

Section 4.14.   Intellectual Property.

(a)        Schedule 4.14(a) sets forth a true, accurate, and complete list of (i) all Company Intellectual Property (other than generally available, commercial, off-the-shelf Software), including, with regard to all Registered Company Intellectual Property, the record owner of such Registered Company Intellectual Property and the jurisdictions in which each of the Registered Company Intellectual Property has been issued or registered or in which any such application for issuance or registration has been filed; and (ii) all unregistered Trademarks used by the Company.  Schedule 4.14(a) also lists any proceedings or actions before any Governmental Authority (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any Company Intellectual Property that is owned by Company.

(b)        Each item of Registered Company Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Company Intellectual Property have been paid and all necessary documents and certificates in connection with such Registered Company Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Company Intellectual Property.  The Company has not dedicated to the public domain, or forfeited or abandoned or otherwise allowed to become public domain any Intellectual Property that is or was owned by Company.  The Company has no Knowledge of any facts or circumstances that would render any Registered Company Intellectual Property Right invalid or unenforceable.  Company has not misrepresented, or failed to disclose, any facts or circumstances in any application for any Registered Company Intellectual Property Right that would constitute fraud with respect to such application.

(c)        Except as disclosed in Schedule 4.14(c), each item of Company Intellectual Property is either: (i) owned solely by the Company free and clear of any Liens, freely assignable, transferable or licensable in the Company’s own name, including the right to make derivatives, modifications, and improvements without restrictions or obligations to make payments to any other Person, or (ii) rightfully Used and authorized for Use by the Company pursuant to a valid and enforceable written IP Contract.  Neither the execution or delivery by the Company, of this Agreement or the other Company Documents referred to herein nor the consummation of the transactions contemplated hereby and thereby nor the performance by the Company of its obligations hereunder and thereunder will violate or result in a breach (with or without the lapse of time, the giving of notice or both) of or constitute a default under any IP Contract, or give rise to termination or modification thereunder.

(d)       The Company owns, or has acquired the necessary licenses to use, all Intellectual Property that is in use by and necessary to carry out the Company’s former activities and current activities with respect to the Business.

(e)        The Company is in compliance with and has not breached, violated, or defaulted under, or received written notice that they have breached, violated, or defaulted under, any of the terms or conditions of any IP Contract to which the Company is a party or is otherwise bound, nor, to the Knowledge of the Company, is there any event or occurrence that would reasonably be expected to constitute such a breach, violation, or default (with or without the lapse of time, giving of notice or both).  Each such IP Contract is in full force and effect, and the Company is not in default thereunder, nor is any party obligated to the Company pursuant to any such IP Contract in default thereunder.

(f)        The consummation of the transactions contemplated by this Agreement will not (i) restrict, limit, invalidate, result in the loss of, or otherwise adversely affect any right, title, or interest of the Company in any Company Intellectual Property owned by Company, nor its rights to Use any Company Intellectual Property that is licensed from a third party; (ii) grant or require the Company to grant to any Person any rights with respect to any Company Intellectual Property, other than those granted in the absence of the consummation of the transactions contemplated by this Agreement; (iii) subject the Company to any increase in payments under any IP Contract, other than those owing in the absence of the consummation of the transactions contemplated by this Agreement; (iv) diminish any payments to which the Company would otherwise be entitled to under any IP Contract in the absence of the consummation of the transactions contemplated by this Agreement; or (v) result in a Material Adverse Effect, or result in the breach or, by the terms of such contract, termination of any IP Contract.

(g)        All of the Company Intellectual Property of which any employee of the Company was the creator or with respect to the creation or development of which any employee of the Company was involved was either (i) created by such employee as an employee of, and within the scope of his employment with, the Company, or (ii) was effectively assigned by such employee to the Company, and each such Intellectual Property included in clause (i) or (ii) above is owned exclusively by the Company.

(h)        The Company has taken commercially reasonable steps to maintain its rights in the Registered Company Intellectual Property Rights. Except as set forth on Schedule 4.14(h), no third party has any rights to any material Company Intellectual Property owned by the Company (other than non-exclusive license rights).

(i)         To the Knowledge of the Company, neither the Company, nor any of its activities or Products infringes, misappropriates, or otherwise violates, or has infringed, misappropriated, or otherwise violated any Intellectual Property right of any Person.  Except as set forth on Schedule 4.14(i), the Company has not received, at any time during the three (3) year period preceding the date hereof, and is not aware of any facts that indicate a likelihood of receiving, written notice from any Person directing the Company to review or consider the applicability of such Person’s Intellectual Property to the Business and/or the Company Intellectual Property or claiming that the operation of the Business of the Company or any act, product, technology or service of the Company infringes, misappropriates, or dilutes any Intellectual Property of any Person (including, without limitation, any demand or request that the Company license any rights from a third party).

(j)         To the Knowledge of the Company, there is no unauthorized use, or any infringement or misappropriation of any Company Intellectual Property.  Except as disclosed in Schedule 4.14(j), there are no actions or claims pending in which the Company alleges that any Person is infringing, misappropriating, or otherwise violating any Company Intellectual Property.

(k)        Except with respect to licenses of generally available, commercial, off-the-shelf Software licensed pursuant to standardized end-user or enterprise licenses for Software in object code format available for a license fee of no more than $5,000, and except pursuant to the IP Contracts listed in Schedule 4.14(k), the Company is not required, obligated, or under any liability whatsoever, to make any payments or provide any other consideration of any kind, to any owner of, licensor of, or other claimant to any Company Intellectual Property, or to any other Person with respect to the Company’s Use of any Company Intellectual Property.

(l)         Schedule 4.14(l) sets forth a true, complete, and accurate list of all IP Contracts to which the Company is a party (other than licenses of generally available, commercial, off-the-shelf Software licensed to the Company pursuant to standardized end-user or enterprise licenses for Software in object code format available for a license fee of no more than $5,000) that: (i) constitute Material Contracts; (ii) contain a covenant not to compete or otherwise limit the Company’s ability to Use any of the Company Intellectual Property, or (iii) contain an agreement by the Company to indemnify any other Person against any claim of infringement of, violation, misappropriation, or unauthorized use of any Intellectual Property.  The Company has delivered to MergerCo true, correct, and complete copies of each such IP Contract set forth on Schedule 4.14(l), together with all amendments, modifications, or supplements thereto.

(m)       In each case in which the Company has acquired ownership of any Company Intellectual Property that is material to the Business of the Company from any Person, the Company has obtained a valid and enforceable written assignment sufficient to irrevocably transfer all such Company Intellectual Property to the Company.  To the Knowledge of the Company, the owners of any Intellectual Property licensed to the Company have taken all necessary actions to maintain and protect the Intellectual Property that is subject to such licenses.

(n)        No Trade Secret or any other non-public, proprietary information material to the business of the Company as presently conducted or as presently proposed to be conducted has been authorized to be disclosed or has been actually disclosed to any Person other than pursuant to a written non-disclosure agreement with the Company that includes appropriate restrictions on the disclosure and use of such information designed to preserve such information’s status as confidential or as a Trade Secret.  The Company has taken commercially reasonable security measures to protect the secrecy, confidentiality, and value of all such Trade Secrets and non-public, proprietary information.

(o)        No present or former employee of the Company has any right, title, or interest, directly or indirectly, in whole or in part, in any Company Intellectual Property. To the Knowledge of the Company, none of Company’s employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or that would conflict with the Business as presently conducted and as presently proposed to be conducted.  To the Knowledge of the Company, no employee, consultant, or independent contractor of the Company is, as a result of or in the course of such employee’s, consultant’s, or independent contractor’s engagement by the Company, in default or breach of any material term of any such agreement.

(p)        Schedule 4.14(p) sets forth separately a complete and accurate list of (i) all Software that is owned exclusively by the Company that is material to the operation of the Business as presently conducted and presently proposed to be conducted; (ii) all Software that is used by the Company in any aspect of the Business as presently conducted and presently proposed to be conducted that is not exclusively owned by the Company, excluding generally available, commercial, off-the-shelf Software licensed pursuant to standardized end-user or enterprise licenses for Software in object code format available for a license fee of no more than $5,000 and (iii) for each of the foregoing items of Software, any and all Contracts pursuant to which the Company derives its ownership of or right to use such item of Software.

(q)        All information technology and computer systems relating to the transmission, storage, maintenance, organization, presentation, generation, processing, or analysis of data and information whether or not in electronic format, used in or necessary to the conduct of the Business (collectively, “Company IT Systems”) have been properly maintained, in all material respects, by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the Company’s industry, to ensure proper operation, monitoring and use.  The Company IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the Business in all material respects.  The Company has in place a commercially reasonable disaster recovery program, including providing for the regular back-up and prompt recovery of the data and information necessary to the conduct of the Business (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of the Business.

(r)        With respect to the use, operation, implementation and delivery of the Software in the Business of the Company, (i) no capital expenditures are necessary with respect to such use other than capital expenditures in the ordinary course of business that are consistent with the past practice of the Company, (ii) the Company has not experienced any material defects in such Software, including any material error or omission in the processing of any transactions other than defects which have been corrected, and (iii) to the Knowledge of the Company, no such Software (x) contains any device or feature designed to disrupt, disable, or otherwise impair the functioning of any Software or (y) is subject to the terms of any “open source” or other similar license that provides for the source code of the Software to be publicly distributed or dedicated to the public.

(s)        Except with respect to User Data, all right, title, and interest in and to the data included in the Company Intellectual Property that is material to the Business and contained in any database used or maintained by the Company (collectively, the “Company Data”) is owned by the Company, free and clear of all Liens.

(t)        The Company has established and is in compliance with a written information security program or programs covering the Company that: (i) includes safeguards for the security, confidentiality, and integrity of transactions and confidential or proprietary Company Data and (ii) is designed to protect against unauthorized access to the Company IT Systems, Company Data, and the systems of any third party service providers that have access to (A) Company Data or (B) Company IT Systems.  During the three (3) years prior to the date hereof, (i) there have been no material security breaches in the Company IT Systems, and (ii) there have been no disruptions in any of the Company IT Systems that have adversely affected in any material respect the Business or operations.

(u)        Schedule 4.14(u) contains each Company Privacy Policy.  The Company has complied at all times and in all material respects with all of the Company Privacy Policies and with all applicable Laws pertaining to privacy, as well as its own rules, policies, and procedures, relating to privacy, data protection, collection, storage, onward transfer, and use of all Personal Data and other financial information collected, used, or held for use by the Company or by third parties having authorized access to the Company IT Systems or other records in the conduct of the Business.  The Company takes reasonable measures to ensure that such information is protected against unauthorized access, use, modification, or other misuse.  No claims have been asserted or threatened against the Company alleging a violation of any Person’s privacy, publicity, or Personal Data or data rights.

(v)        Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements), nor MergerCo’s possession or use of the User Data or any data or information in the Company databases or the Company IT Systems in a manner consistent with the Company’s use of the User Data or any data or information in the Company databases or the Company IT Systems prior to the Closing, will result in any violation of any Company Privacy Policy or any applicable Law, rule, policy, or procedure pertaining to privacy, User Data, Personal Data, publicity, data protection, or the collection and use of personal information.  The Company has taken all reasonable measures to ensure that such information is protected against unauthorized access, disclosure, use, modification, or other misuse.

(w)       To the Knowledge of the Company, the Company IT Systems and the Software do not contain “viruses,” “time-bombs,” “key-locks,” or any other devices or defects that could materially disrupt or interfere with the operation of the Company IT Systems or the Software or the integrity of the data, information, or signals.  The Company has not received any complaints alleging that the collection, disclosure, or use of User Data or Personal Data (i) is defamatory or libelous or otherwise violates the right of privacy or the right of publicity of any person named therein, (ii) is actionable under any applicable Law, or (iii) violates the Intellectual Property rights of any person.

Section 4.15.   Material Contracts.

(a)        Schedule 4.15(a) sets forth, by reference to the applicable subsection of Schedule 4.15(a), all of the following Contracts to which the Company is a party or by which any of its assets or properties are bound (collectively, the “Material Contracts”):

(i)         contracts with any current or former officer, director, partner, member, or Affiliate of the Company;

(ii)        contracts for the sale, license, lease, conveyance, transfer, assignment, participation or other distribution of any of the assets of the Company of an amount or value in excess of Five Thousand Dollars ($5,000) other than in the Ordinary Course of Company’s Business;

(iii)       all IP Contracts to which the Company is a party with royalty or other payments in excess of Five Thousand Dollars ($5,000) per year during the immediately preceding fiscal year or with respect to which payments in any of the next three (3) succeeding fiscal years could, based on current projections, reasonably be expected to exceed Five Thousand Dollars ($5,000) per year;

(iv)       all (A) exclusive license agreements to which the Company is a party; (B) license agreements relating to Intellectual Property to which the Company a party which expire on or after the date which is three (3) years after the date of this Agreement; and (C) licensing, distribution, or sub-distribution agreements with respect to any Intellectual Property.

(v)        contracts for joint ventures, strategic alliances, partnerships, licensing arrangements or sharing of profits or proprietary information;

(vi)       contracts containing (x) covenants of the Company not to compete, or otherwise restrict the Company from engaging in, any line of business or with any Person in any geographical area or not to solicit or hire any individual with respect to employment or (y) covenants of any other Person not to compete with the Company in any line of business or in any geographical area or not to solicit or hire any Person with respect to employment, in each case whether now or at any time binding on the Company;

(vii)      contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by the Company of any operating business or material assets or the capital stock or other equity interests of any other Person;

(viii)     contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any assets of the Company, including indentures, guarantees, loan or credit agreements, purchase money obligations incurred in connection with the acquisition of property, pledge agreements and security agreements;

(ix)       contracts entered into outside of the Ordinary Course of Company’s Business providing for the license of Company Products or the provision of services by the Company of an amount or value in excess of Five Thousand Dollars ($5,000);

(x)        contracts providing for severance, retention, change in control or other similar payments;

(xi)       contracts for the employment of any individual on a full-time, part-time or consulting or other basis;

(xii)      contracts of guaranty or surety, direct or indirect, by the Company;

(xiii)     contracts providing for indemnification by the Company arising out of or in connection with any Company Product or service provided by the Company;

(xiv)     contracts (or group of related contracts) which involve the expenditure of more than $5,000 annually or $20,000 in the aggregate or which require performance by any party more than one year from the date hereof, which are not terminable without penalty on thirty (30) days or less notice;

(xv)      contracts involving any resolution or settlement of any actual or threatened litigation or arbitration under which there are ongoing obligations of the Company;

(xvi)     contracts with any Governmental Authority;

(xvii)    any Contract for Company’s Products containing “most favored nation” or similar preferred pricing terms;

(xviii)   contracts requiring the Company to sell or purchase any products or services exclusively to or from any Person;

(xix)     contracts related to the non-disclosure of the Confidential Information of the Company or any third Person;

(xx)      powers of attorney given by the Company that are currently effective;

(xxi)     contracts that are otherwise material to the Business; and

(xxii)    all Assumed Contracts.

(b)        Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.  The Company is not in default under any Material Contract, nor, to the Knowledge of the Company, is any other party to any Material Contract in default thereunder.  No events, circumstances or facts exist or have occurred which would constitute a breach or event of default by the Company, or (with or without the lapse of time, the giving of notice or both) would be a breach or event of default by the Company under any Material Contract.  No party to any of the

Material Contracts has exercised or, to the Knowledge of the Company, plans to exercise, any termination rights with respect thereto, or is seeking, or, to the Knowledge of the Company, plans to seek, to renegotiate, not renew or amend the terms of any Material Contract, and there are no disputes with respect to any Material Contract between or among the parties thereto.  Neither the execution or delivery by the Company, of this Agreement or the other Company Documents referred to herein nor the consummation of the transactions contemplated hereby and thereby nor the performance by the Company of its obligations hereunder and thereunder will violate or result in a breach (with or without the lapse of time, the giving of notice or both) of or constitute a default under any Material Contract, or give rise to termination or modification thereunder.

Section 4.16.   Employee Benefit Plans.

(a)        Schedule 4.16(a) contains a true, correct and complete list of each Benefit Arrangement.  With respect to each Benefit Arrangement, the Company has delivered to the MergerCo true, correct and complete copies (where applicable) of: (i) the plan document for each Benefit Arrangement (or, if not written, a summary of the material terms thereof) and any amendment thereto, (ii) the most recent form 5500 (including schedules) filed with respect thereto, (iii) the most recent summary plan description (including any summaries of material modification), annual report and IRS determination, opinion, notification or advisory letter and material communications with respect thereto, and (iv) all insurance contracts, trust instruments and other funding arrangements maintained in connection therewith.

(b)        No Benefit Arrangement provides or has ever provided post-retirement medical or health benefits or severance benefits, except to the extent required by Part 6 of Title I of ERISA, and no Benefit Arrangement is or has ever been a “welfare benefit fund,” as defined in Section 419(e) of the Code, or an organization described in Sections 501(c)(9) or 501(c)(20) of the Code.  Each Benefit Arrangement is in compliance with ERISA, the Code and other applicable Law and has been maintained and administered in all material respects in accordance with its terms and ERISA, the Code and such applicable Law.  There are no pending or threatened claims (other than routine claims for benefits) or Legal Proceedings against or relating to any Benefit Arrangement.  Each Benefit Arrangement that is intended to be qualified under Section 401(a) of the Code has received a favorable determination, opinion or notification letter from the IRS as to its qualification, and nothing has occurred that could reasonably be expected to affect such qualification or which requires or could reasonably be expected to require action under the compliance resolution programs of the IRS to preserve such qualification.  The Company has performed all obligations (including the provision of notices and reports) required to be performed by them under, are not in violation or default under, and there is no default or violation by any other party to, any Benefit Arrangement.  All contributions and premium payments required to be made under any Benefit Arrangement have been timely made.  No Benefit Arrangement is subject to Section 409A of the Code.

(c)        Neither the Company nor any ERISA Affiliate has or has ever had any liability with respect to any plan that is subject to Title IV of ERISA or Section 412 of the Code, including a “multiemployer plan”, as defined in Section 3(37) or Section 4001(a)(3) of ERISA, or a “single employer plan” within the meaning of Section 4001(a)(15) of ERISA.

(d)       Neither the execution of this Agreement nor the consummation of any of the transactions contemplated hereby will, either alone or in conjunction with any other event,  (i) result in any obligation or liability to any present or former employee, director, officer, contractor or consultant of the Company or any ERISA Affiliate, (ii) be a trigger event under any Benefit Arrangement that will result in any payment (whether of severance pay or otherwise) becoming due to any such present or former employee, officer, director, member, contractor, or consultant, (iii) accelerate the time of payment or vesting, or increase the amount, of any compensation theretofore or thereafter due or granted to any employee, officer, director, member, contractor, or consultant of the Company or any ERISA Affiliate, or (iv) give rise to the payment of any amount which would constitute an “excess parachute payment” (as defined in Section 280G of the Code).

Section 4.17.   Labor.

(a)        Schedule 4.17(a) lists (i) the names, titles and hire dates of, and current annual compensation, the vacation and/or paid time off accrual amounts of, and commission accrual of, each current employee of the Company and whether the employee is on an active or inactive status (including, leave of absence of any nature, paid or unpaid, authorized or unauthorized, including disability, family, maternity, parental or other leave, sick leave), (ii) the names of each director of the Company, (iii) the name of each Person who currently provides, or who has within the prior twelve (12)-month period provided, services to the Company as an independent contractor, and (iv) the names of each employee or independent contractor of the Company who is a party to a non-competition agreement with the Company.  The Company has delivered to the MergerCo a true, correct and complete copy of each employment, consulting or independent contractor agreement, confidentiality/assignment of inventions agreement and/or non-competition agreement entered into with an employee or service provider of the Company and all current employee manuals and handbooks, employment policy statements, material employment customs and practices, and internal regulations.  All of the agreements referenced in the preceding sentence will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing Date in accordance with the terms thereof as in effect immediately prior to the Closing Date.  The employment of each of the current employees of the Company is terminable by the Company at will, and the Company does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of its current employees.  To the Knowledge of the Company, no person has any plans to terminate employment or service with the Company.

(b)        With respect to current and former employees and other service providers of the Company (each a “Service Provider”):

(i)         the Company is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including any Laws respecting minimum wage and overtime payments, employment discrimination, workers’ compensation, family and medical leave, immigration, and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice;

(ii)        each Service Provider classified by the Company as an independent contractor satisfies and has satisfied the requirements of any applicable Law to be so classified, and the Company has fully and accurately reported such independent contractors’ compensation on IRS Forms 1099 when required to do so; and

(iii)       the Company is not delinquent to, and has not failed to pay when due, any Service Provider for any wages (including overtime, meal breaks or waiting time penalties), salaries, commissions, accrued and unused vacation, on-call payments or equal pay, or collective bargaining payments to which they would be entitled under applicable Law, if any, bonuses, benefits, advantage in kind, profit sharing, stock options or other compensation for any services performed by them or amounts required to be reimbursed or damages or interest paid to such individuals (other than accrued salary, bonuses, commissions, vacation, or other paid time off in accordance with the Company’s policies); and

(iv)       the Company does not have any liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for Service Providers (other than routine payments to be made in the normal course of business and consistent with past practice).

(c)        The Company is not party to, nor bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other material labor-related agreements or arrangements with any labor union, labor organization, employee organization, or works council; there are no labor agreements, collective bargaining agreements, work rules or practices, or any other material labor-related agreements or arrangements to which the Company is bound that pertain to any of the employees of the Company; and no employees of the Company are represented by any labor union or labor organization or works council with respect to their employment with the Company.

(d)       No labor union, labor organization, or group of employees of the Company has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.  To the Knowledge of the Company, there are no labor unions organizing activities with respect to any employees of the Company.  There is no labor strike, lock out, material grievance, material arbitration, labor dispute, slowdown or stoppage against or affecting the Company, and no labor dispute is, to the Knowledge of the Company, threatened.

(e)        There are no demands or claims pending or, to the Company’s Knowledge, threatened, before any Governmental Authority by any employees for compensation, pending severance benefits, vacation time, unpaid meal or rest breaks, vacation pay, maternity benefits, any statutory benefits, or any other claim threatened or pending before any Governmental Authority (or any state “referral agency”) from any employee or any other Person arising out of the Company’s status as employer or joint employer, whether in the form of claims for employment discrimination, harassment, retaliation, unfair labor practices, grievances, wrongful discharge or variation of contract, wage and hour violations, breach of contract, unfair business practice, tort, unfair competition or otherwise. In addition, there are no pending or threatened claims or actions against the Company under any workers compensation policy or long-term disability policy, nor to the Company’s Knowledge is there any reasonable basis therefor.

(f)        The Company and each current employee, is in compliance in all material respects with all applicable visa and work permit requirements.

Section 4.18.   Litigation. There is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company (or pending or, to the Knowledge of the Company, threatened against any owners, directors, officers or employees of the Company with respect to their business activities on behalf of the Company), or to which the Company is otherwise a party, before any Governmental Authority; nor is there any reasonable basis for any such Legal Proceeding.  There is no Legal Proceeding pending or, to the Knowledge of the Company or any of the Stockholders, threatened against any Stockholder, or to which any Stockholder is otherwise a party, before any Governmental Authority with respect to the Business; nor is there any reasonable basis for any such Legal Proceeding.  The Company is not subject to any Order nor is any of the Stockholders subject to any order in the case of the latter with respect to the Business.  There are no Legal Proceedings pending or threatened that are reasonably likely to prohibit or restrain the ability of the Company or any Stockholder to perform their obligations under this Agreement or consummate the transactions contemplated hereby.

Section 4.19.   Compliance with Laws; Orders; Permits.

(a)        The Company is in compliance in all material respects with all Laws of each Governmental Authority applicable to its business, operations or assets.  Since inception, the Company has not received any notice of or been charged with the violation of any Law.  The Company is not under investigation with respect to the violation of any Law and, there are no facts or circumstances which could reasonably form the basis for any such violation other than violations which would have an immaterial effect upon the Business.

(b)        Schedule 4.19contains a list of all Permits which are required for the operation of the Business as presently conducted and as presently intended to be conducted (“Company Permits”).  The Company currently has all Permits which are required for the operation of the Business.  The Company is not in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Company Permit, and there are no facts or circumstances which form the basis for any such default or violation.  Except as set forth on Schedule 4.19, none of the Company Permits will be impaired or in any way affected by the consummation of the transactions contemplated by this Agreement.

Section 4.20.   Insurance.  The Company has insurance policies in full force and effect for such amounts as are sufficient for all requirements of Law and all agreements to which the Company is a party or by which the Company is bound.  The nature and extent of the Company’s insurance coverage is reasonable, given the nature of the risks inherent in the Business, and is customary for businesses such as the Business.  Set forth in Schedule 4.20 is a list of all insurance policies and all fidelity bonds held by or applicable to the Company setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium.  All insurance premiums have been paid on such insurance policies to the extent due and payable in accordance with their terms.  Except as set forth on Schedule 4.20, no event relating to the Company has occurred which could reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a prospective upward adjustment in such premiums.  All claims for which coverage is available under the Company’s insurance policies have been timely submitted and neither have any of such claims been denied or coverage refused with respect thereto.  Excluding insurance policies that have expired and been replaced in the Ordinary Course of Company’s Business, no insurance policy has been canceled since inception and no threat has been made to cancel any insurance policy of the Company during such period.  No event has occurred, including, without limitation, the failure by the Company to give any notice or information or the Company giving any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company under any such insurance policies.

Section 4.21.   Related Party Transactions.  No employee, officer, director, shareholder, partner, or member of the Company or any Stockholder, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (i) owes any amount to the Company nor does the Company owe any amount to, nor has the Company committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship (other than customary employment relationships) with the Company (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by the Company (other than rights arising out of employment arrangements), (iv) has any claim or cause of action (matured or unmatured, contingent or otherwise) against the Company, or (v) has at any time transacted any business with the Company or any Subsidiary other than as an investor therein or employee thereof.

Section 4.22.   No Prebillings or Prepayments.  The Company has not billed or will bill, and the Company has not received any payments (in the form of retainers or otherwise) from, any of its customers or potential customers for services to be rendered or for expenses to be incurred subsequent to the Closing Date, other than any multi-year contracts.  To the extent that accounts receivable include pre-billed amounts, the corresponding liabilities have been accrued on the Company’s books.

Section 4.23.   Financial Advisors.  No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company or the Stockholders in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

Section 4.24.   Environmental Matters.  The Business is being and has been conducted in compliance in all material respects with all applicable Environmental Laws.  Neither the Business nor the Company nor any Affiliate of the Company has received any notices, demand letters or requests for information, arising out of, in connection with, or resulting from, a violation, or alleged violation, of any Environmental Law relating to the Company or the Business, and neither the Business nor the Company nor any Affiliate of the Company has been notified by any Governmental Authority or any other Person that the Business or the purchased assets have, or may have, any liability pursuant to any Environmental Law.

Section 4.25.   Government Contracts.

(a)        No agreement, contract, subcontract, joint venture, or other transaction for the purpose of providing goods or services to a Governmental Authority that exists between the Company and (i) any Governmental Authority, (ii) any prime contractor to any Governmental Authority or (iii) any subcontractor with respect to any contract described in clause (i) or (ii) (each a “Government Contract”), or a bid for a Government Contract, has been awarded or premised on the basis of any qualification as a “small business concern,” “disadvantaged business,” or other preferential status, including, without limitation, under the U.S. Small Business Set-Aside Program (SBSA) (collectively, a “Preferred Bidder Status”).  None of the Company’s expected sales volume or orders will be lost and their customer relations will not be damaged as a result of MergerCo’s continuing the operations of the Company without qualifying as a small business and without the benefit of any Preferred Bidder Status.

(b)        The Company is, and has been in compliance with all terms and conditions of each Government Contract (including but not limited to all provisions and requirements incorporated expressly, by reference or by operation of law therein) and no event has occurred which, with the passage of time or the giving of notice or both, would result in a condition of default or breach of contract or a material violation of any applicable law or regulation.

(c)        All representations and certifications executed, acknowledged or set forth in or pertaining to each Government Contract or a bid for a Government Contract were current, accurate and complete in all material respects as of their effective date, and such representations and certifications have continued to be current, accurate and complete to the extent required by the terms of a Government Contract or any applicable law or regulation.

(d)       All invoices and claims for payment, reimbursement or adjustment, including requests for progress payments and provisional or progress cost payments, submitted by or on behalf of the Company were current, accurate and complete in all material respects as of their submission dates.

(e)        The Company has maintained systems of internal controls (including, but not limited to, quality control systems, cost accounting systems, estimating systems, purchasing systems, proposal systems, billing systems and material management systems) that are in compliance with all requirements of the Government Contracts and of applicable laws and regulations.

(f)        No Government Contract has been the subject of a termination for convenience or termination for default.

(g)        The Company has not received any written demand for cure or show cause regarding performance of a Government Contract or any written or oral notice of or claim for or assertion of a condition of default, a breach of contract, a material violation of Law, existence of a condition that is endangering performance of or compliance with a Government Contract, or a material violation of a contract requirement (including but not limited to all provisions and requirements incorporated expressly, by reference or by operation of law therein) in connection with a Government Contract or a bid for a Government Contract.

(h)        Neither the Company nor any of its officers, employees, affiliates, subcontractors, teaming partners, consultants, agents or representatives has violated any legal, regulatory or contractual restriction concerning government procurement, including but not limited to the limitations and prohibitions regarding gratuities, lobbying, conflicts of interest, personal relationship with government officials, employment of or discussions concerning possible employment with current or former government officials or employees.

(i)         There are no audits or investigations regarding compliance with the Buy American Act and the Trade Agreements Act, requirements promulgated by the Equal Employment Opportunity Commission or export control laws.

(j)         At all times during the past five years and with respect to any Government Contract or a bid for a Government Contract:

(i)         there have been no document requests, subpoenas, search warrants or civil investigative demands addressed to or requesting information involving the Company or any of their respective partners, principals, officers, employees, affiliates, consultants, agents or representatives in connection with or related to information concerning any Government Contract or a bid for a Government Contract;

(ii)        neither the Company nor any predecessor nor any of their respective principals, officers, employees, affiliates, subcontractors, consultants, agents or representatives of agents or representatives has been under administrative, civil or criminal investigation, indictment or criminal information, or audit by a Governmental Authority with respect to any deficient performance or violation of contractual requirements or applicable law or regulation (including but not limited to any faulty performance or work product, mischarging, factual misstatement, failure to act or other omission or alleged irregularity), arising under or relating to any Government Contract or a bid for a Government Contract (an “External Investigation”);

(iii)       neither the Company nor any predecessor nor any other person or entity has conducted any internal audit, review or inquiry in which outside any legal counsel, auditor, accountant or investigator was engaged with respect to any suspected, alleged or possible violation of a requirement of a Government Contract or a bid for a Government Contract or a possible violation of applicable law or regulation (an “Internal Investigation”);

(iv)       neither the Company nor any predecessor has made a voluntary disclosure to any Governmental Authority with respect to any alleged irregularity, mischarging, misstatement or omission arising under or relating to any Government Contract or a bid for a Government Contract that has led or would reasonably be expected to lead (either before or after the Closing Date), to an Internal Investigation or an External Investigation or any penalty assessment, recoupment of payment, disallowance of cost or other damage; and

(v)        the practices and procedures used by the Company in pricing proposals and estimating and claiming any costs are in full compliance with applicable contractual and regulatory or other legal requirements, and no audit by a Governmental Authority or other customer representative has questioned such costs or identified any other failure to comply with contractual requirements or applicable Law.

Section 4.26.   Foreign Corrupt Practices Act.  Neither the Company nor any of its directors, agents, members, distributors, employees or other Person associated with or acting on its behalf, has, directly or indirectly, taken any action which would cause the Company to be in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Law applicable to the Company (as in effect at the time of such action) (collectively, the “FCPA”), and none of them has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly.  The Company has established reasonable internal controls and procedures reasonably designed to prevent and detect violations of the FCPA.

Section 4.27.   Export Controls.  The Company has at all times conducted its export transactions materially in accordance with (i) all applicable U.S. export and re-export control laws and (ii) all other applicable import/export controls in other countries in which the Company conducts business.  Without limiting the foregoing:

(a)        The Company has obtained, and is in material compliance with, all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Authority required for (i) the export and re-export of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);

(b)        There are no pending or threatened claims or legal actions against the Company with respect to such Export Approvals or with respect to the export control laws of any Governmental Authority; and

(c)        No Export Approvals are required under any export licenses as a result of the consummation of the transactions contemplated hereby, or such Export Approvals can be obtained in a reasonable timely manner without material cost and without disruption to the conduct of operations by MergerCo.

Section 4.28.   Disclosure.  No representation or warranty made by the Company or the Stockholders in this Agreement, any Schedule, any Exhibit or any certificate delivered, or to be delivered, by or on behalf of the Company or the Stockholders pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.  To the knowledge of the Company, there is no circumstance which Company has not disclosed to the Parent and MergerCo which could reasonably be expected to have a Material Adverse Effect.

Section 4.29    Books and Records.

(a)        The Company has made and kept and given Parent and MergerCo access to business records, financial books and records, accounts, sales order files, purchase order files, engineering order files, warranty and repair files, supplier lists, customer lists, dealer, representative and distributor lists, studies, surveys, analyses, strategies, plans, forms, designs, diagrams, drawings, specifications, technical data, production and quality control records and formulations (the “Books and Records”) which, in reasonable detail, accurately and fairly reflect the activities of the Company in all material respects.  The Company has not engaged in any transaction, maintained any bank account or used any corporate funds except as reflected in its normally maintained Books and Records.

(b)        The Books and Records and (i) are in all material respects true, complete and correct, (ii) have been maintained in accordance with good business practices on a basis consistent with prior years, and (iii) accurately and fairly reflect the basis for the Financial Statements.

Section 4.30       Warranties and Company Products.  Schedule 4.30 sets forth a description of all product warranties and guaranties given by any of the Company (collectively with product warranties and guaranties given by any of its predecessors (or any other Person for whose conduct any of them are or may be responsible), the “Product Warranties”).  Each Company Product meets, and at all times has met, in all material respects, all standards for quality and workmanship prescribed by Law, industry standards (if any), contractual agreements and the product literature provided by the Company, or any of its predecessors.  Except as described on Schedule 4.30, (a) no claims have been made or are, to the Knowledge of the Company, threatened under the Product Warranties, (b) there exists no event or circumstance, which after notice or the passage of time or both, might create or result in Liabilities under any of the Product Warranties in excess of the lesser of (i) the Liabilities incurred under such Product Warranties on average since the date that is six years preceding the date of this Agreement and (ii) the reserves on the most recent balance sheet which on their face are specifically and expressly designated for product warranty claims, (c) there have been no statements, citations or decisions by any Governmental Authority or any product testing laboratory stating that any Company Product is unsafe or fails to meet any standards promulgated by such Governmental Authority or testing laboratory, (d) there is no design, manufacturing or other defect in any model or type of product or product specification for any Company Product, and (e) there have not been any mandatory or voluntary product recalls with respect to any Company Product and there is no fact relating to any Company Product that may impose a duty on the Company to recall any Company Product or warn customers of a defect in any such Company Product.  The Company has no Liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any Company Product provided by the Company, or any of its predecessors (or any other Person for whose conduct any of them are or may be responsible).  No product Liability claims relating to the Business involving amounts in excess of $100,000 have occurred since the date that is six years preceding the date of this Agreement.

Section 4.31       Bank Accounts; Powers of Attorney.  Schedule 4.31 sets forth a true, complete and correct list of all bank accounts, safe deposit boxes and lock boxes of the Company, including, with respect to each such account and lock box, the names in which such accounts or boxes are held and identification of all Persons authorized to draw thereon or have access thereto.  Schedule 4.31 also sets forth the name of each Person holding a general or special power of attorney from the Company and a description of the terms of such power.  All such power of attorney or similar authority will be revoked as of the Effective Time.  Other than the Persons listed in Schedule 4.31, no Person holds any power of attorney or similar authority from the Company.

Section 4.32       Resignations of Directors and Officers.  The Company shall use commercially reasonable efforts to cause the persons holding the positions of a director or corporate officer of the Company, in office immediately prior to the Effective Time, to resign from such positions in writing, with such resignations to be effective as of the Effective Time.  Notwithstanding the foregoing, no such resignation shall not constitute a termination of any person’s employment with the Company.

ARTICLE V

REPRESENTATIONS, WARRANTIES AND COVENANTS
OF THE STOCKHOLDERS

Each Stockholder hereby severally, and not jointly, and only with respect to itself, represents and warrants to Parent and MergerCo, as of the date hereof and as of the Effective Time, as follows.

Section 5.1.     Ownership of Company Common Stock.  Such Stockholder is the sole record and beneficial owner of the shares of Company Common Stock listed opposite such Stockholder’s name on Exhibit F.  Such Stockholder has good title to all such shares of Company Common Stock, free and clear of all Liens (other than any transfer restrictions imposed by federal and state securities laws).  Except for such shares of Company Common Stock such Stockholder does not own of record or beneficially, or have any interest in, or right to acquire, any shares of capital stock of the Company or any of its subsidiaries.  Prior to the Closing, such Stockholder shall not, directly or indirectly, (a) sell, convey, transfer, pledge or otherwise encumber or dispose of any of the shares of Company Common Stock held by such Stockholder or any interest therein, except pursuant to this Agreement, (b) deposit any such shares of Company Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to any such shares of Company Common Stock or grant any proxy with respect thereto, except pursuant to this Agreement, or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer or other disposition of any shares of Company Common Stock.  Such Stockholder is not a party to any voting trusts, proxies, or other shareholder or similar agreements or understandings with respect to the voting, repurchase, or transfer of the capital stock of the Company or its subsidiaries.

Section 5.2.     Securities Representations.

(a)        Such Stockholder understand that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), on the grounds that the sale thereof pursuant to this Agreement is exempt pursuant to Section 4(a)(2) of the Securities Act and the applicable state securities laws (the “State Laws”) and that the reliance of the Parent on such exemption is predicated in part on the representations, warranties, covenants and acknowledgments in this Section 5.2.

(b)        Non-distribution.  The Shares are being acquired by such Stockholder for his own account for investment, not as a nominee or agent, and without a view to resale or other distribution within the meaning of the Securities Act and the State Laws, and the rules and regulations thereunder, and such Stockholder agrees not to distribute the Shares in violation of the Securities Act or the State Laws.

(c)        Restrictions on Transfer. Such Stockholder (i) acknowledges that the Shares have not been registered under the Securities Act and the State Laws, and that the Shares must be held indefinitely by it unless it is subsequently registered under the Securities Act and the State Laws or an exemption from registration is available; (ii) is aware that any routine sales of the Shares made under Rule 144 of the Securities Act may be made only in limited amounts and in accordance with the terms and conditions of that Rule and that in such cases where Rule 144 is not applicable, compliance with some other registration exemption will be required; (iii) is aware that Rule 144 is not presently available for use by the Company for  the sale of the Shares; and (iv) is aware that, the Parent is not obligated to register any sale, transfer or other disposition of the Securities.

(d)       Accredited Investor.  Such Stockholder is an accredited investor as such term is defined in Rule 501(a) of Regulation D under the Securities Act.

(e)        Investment Experience.  Such Stockholder can bear the economic risk of the investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Shares. Such Stockholder has been afforded the opportunity to obtain information necessary to verify the accuracy of any representations or information and has had all of its inquiries to the Parent answered in full, and have been furnished all requested materials relating to the Parent, the offering and sale of the Shares.

(f)        Compliance with Securities Act.  The Shares shall not be transferable, except upon the conditions specified in this Section 5.2, which conditions are intended to insure compliance with the provisions of the Securities Act in respect of the transfer of the Shares. Such Stockholder will not transfer any of the Shares in violation of the provisions of any applicable U.S. federal or state or other jurisdiction’s securities laws.

(g)        Restrictive Legend.  Each certificate representing the Shares and any other securities issued in respect of such Shares upon any stock split, stock dividend, recapitalization,

merger, consolidation or similar event, shall be stamped or otherwise imprinted with the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) NOR UNDER ANY STATE SECURITIES LAW, AND THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SALE, PLEDGE, ASSIGNMENT, HYPOTHECATION OR OTHER DISPOSITION HEREOF, MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT THERETO UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR ANY APPLICABLE STATE SECURITIES LAWS.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES
OF THE PARENT AND MERGERCO

The Parent and MergerCo jointly and severally hereby represent and warrant to the Company and the Stockholders as follows:

Section 6.1.     Organization and Good Standing.  MergerCo is a limited liability company, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as presently conducted.  The Parent is a corporation, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to own, lease and operate its properties and to carry on its business as presently conducted and is the record and beneficial owner of all the membership interests in MergerCo..

Section 6.2.     Authorization.  Each of the Parent and MergerCo has full power and authority to execute and deliver this Agreement and each other SFX Document and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by each of the Parent and MergerCo of this Agreement and each other SFX Document and the consummation of the transactions contemplated hereby and thereby have been or will be prior to the Closing Date duly authorized by all necessary limited liability company actions on behalf of the Parent and MergerCo, as applicable.  This Agreement has been, and each other SFX Document will be at or prior to the Closing, duly and validly executed and delivered by each of the Parent and MergerCo and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each other SFX Document when so executed and delivered will constitute, the legal, valid and binding obligation of the Parent and MergerCo, as applicable, enforceable against the Parent or MergerCo in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 6.3.     Conflicts; Consents of Third Parties.

(a)        None of the execution or delivery by the Parent or MergerCo of this Agreement or any of the other SFX Documents, nor the performance by the Parent or MergerCo of their obligations hereunder and thereunder will (i) contravene any provision contained in the organizational documents of such party or (ii) violate or result in a breach (with or without the lapse of time, the giving of notice or both) of or constitute a default under any judgment, Order, decree, Law, rule or regulation or other restriction of any Governmental Authority, in each case to which the Parent or MergerCo is a party or by which it is bound or to which any of its assets or properties are subject.

(b)        Except for the filing of the Certificates of Merger, no notice to, filing with, or authorization, registration, consent or approval of, any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement or any other SFX Document or the consummation of the transactions contemplated hereby or thereby by the Parent or MergerCo.

Section 6.4.     Litigation.  There are no Legal Proceedings pending or, to the actual knowledge of the Parent or MergerCo, threatened that are reasonably likely to prohibit or restrain the ability of the Parent or MergerCo to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

Section 6.5.     Financial Advisors.  No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Parent or MergerCo in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

Section 6.6.     Shares.  The Shares to be issued to the Stockholders pursuant to this Agreement have been duly and validly authorized prior to the Closing Date and, when issued and paid for pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all encumbrances and restrictions, except for restrictions on transfer imposed by applicable securities laws.

ARTICLE VII

CONDITIONS PRECEDENT TO CLOSING OF MERGER

Section 7.1         Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a)        Governmental Approvals.  Other than the filing of the Certificate of Merger in accordance with the terms of Section 2.2, all Permits from, or expirations of waiting periods imposed by, any Governmental Authority required for the consummation of the Merger shall have been filed, occurred or been obtained other than Permits or expirations, the failure to obtain or effect, would not reasonably be expected to materially adversely affect the Company or Company’s ownership or use of any of its Assets.

(b)        Stockholder Approval.  All Stockholder approvals shall remain in full force and effect.

Section 7.2         Additional Conditions to Obligations of Parent and MergerCo.  The obligations of MergerCo and Parent to effect the Merger are subject to the satisfaction of each of the following conditions and any conditions provided in Section 2.4, any of which may be waived in writing exclusively by Parent and MergerCo:

(a)        Representations and Warranties.  Each of the representations and warranties made by the Company in this Agreement, the Schedules thereto or any of the ancillary agreements, (i) to the extent qualified by any Material Adverse Effect or other materiality (or equivalent) qualification contained in any such representation or warranty, shall (except for representations and warranties made as of a specific date, which shall be true and correct as of such date) be true and correct as of the date of this Agreement and as of the Closing as if made as of the Closing, and (ii) to the extent not qualified by any Material Adverse Effect or other materiality (or equivalent) qualification contained in such representation or warranty, shall (except for representations and warranties made as of a specific date, which shall be true and correct as of such date) be true and correct in all material respects as of the date of this Agreement and as of the Closing as if made as of the Closing; and MergerCo shall have received a certificate signed by the Chief Executive Officer of the Company, dated as of the Closing Date, to such effect.

(b)        Performance of Obligations of the Company.  The Company shall have performed or complied in all material respects with all obligations, agreements and covenants contained in this Agreement or in the Schedules thereto, or in any other agreement, certificate or other document delivered in connection with this Agreement to be performed or complied with by the Company prior to the Closing; and MergerCo shall have received a certificate signed by the Chief Executive Officer of the Company, dated as of the Closing Date, to such effect.

(c)        No Material Adverse Change.  Since the date of this Agreement, there shall not have been any fact, circumstance, change, event, occurrence or development occur that, individually or in the aggregate with all other facts, circumstances, changes, events, occurrences or developments that have occurred since the date of this Agreement, has had, or could reasonably be expected to have, a Material Adverse Effect.

(d)       No Litigation.  There shall not be any Law or any action or proceeding by any Governmental Authority or any other Person that, in the reasonable judgment of Parent and/or MergerCo, would be expected to, directly or indirectly  makes illegal or enjoins, restrains or otherwise prohibits or materially delays consummation of the transactions contemplated by this Agreement or seeks to obtain damages or make more costly the consummation of the transactions contemplated by this Agreement.

(e)        Consideration Certificate.  MergerCo shall have received a final Consideration Certificate from the Company; provided, however, that such receipt shall not be deemed to be an agreement by MergerCo that any amount set forth in the Consideration Certificate is accurate and shall not diminish MergerCo’s remedies under this Agreement if any such amount is inaccurate.

(f)        Termination of Company Benefit Arrangements.  The Company shall have delivered to MergerCo (a) a true and complete copy of resolutions adopted by the board of directors of the Company authorizing the termination of the Company’s 401(k) Plan, and (b) if required by applicable Law, an amendment to the 401(k) Plan of the Company, executed by the Company, that is sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the 401(k) Plan shall be maintained at the time of its termination.

(g)        Repayment of Company Indebtedness; Termination of Financing Statements.  All of the Company’s Indebtedness shall have been repaid in full and MergerCo shall have received payoff letters in a commercially reasonable form with respect to the Indebtedness which letters provide for the release of all Liens relating to the Indebtedness following satisfaction of the terms contained in such payoff letters.

(h)        Other Documents.  MergerCo shall have received all ancillary agreements and other consents, certificates, documents, instruments and other items required to be delivered by the Company or the Stockholders pursuant to this Agreement

ARTICLE IX.

ADDITIONAL AGREEMENTS

Section 9.1.     Non-Competition and Non-Solicitation.

(a)        During the period of time beginning on the Closing Date and ending on the fifth (5th) anniversary thereof (as may be extended below, the “Restricted Period”), each Stockholder (each, a “Restricted Party”) agrees that he shall not, directly or indirectly, engage in a business (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor have any ownership interest in or participate in the financing, operation, management or control of, any person, firm, corporation or business (all of which are referred to as “Involvement”) that is a Competing Business (as hereinafter defined) in any state within the United States or foreign jurisdiction in which the Company Group (as defined below) is then engaged.  Notwithstanding the foregoing, a Restricted Party shall not be deemed to have breached this Section by owning less than 5% of any class of securities of any entity so long as such Restricted Party does not engage directly or indirectly in the operation, management or control of such entity. “Competing Business” means (i) a business or entity that engages in the business of promoting and producing live concerts and/or music, primarily in the Electronic Dance Music genre; (ii) a business or entity that engages in the business of the promotion, management and monetization of the digital presence of a client in the music, music download, or live concert business; or (iii) any enterprise engaged in any other type of business in which any member of the Company Group is also engaged, so long as Executive is or was regularly and substantially involved in such other business on behalf of such member of the Company Group and “Company Group” means the Parent, the MergerCo or any of their Affiliates.

(b)        During the Restricted Period, no Restricted Party shall, directly nor indirectly, (i) solicit, induce, attempt to hire, recruit, or cause, any person who is, or was during the most recent one-year period, an employee or consultant of a member of the Company Group to leave his employment or services with such member of the Company Group, or (ii) induce or attempt to induce any customer, client, supplier, sponsor, vendor, licensee or other business relationship of the Company Group to cease doing or reduce their business with the Company Group, or in any way interfere with the relationship between the Company Group and any customer, client, supplier, sponsor, vendor, licensee or other business relationship of any member of the Company Group.

(c)        Each of the Restricted Parties acknowledges that the restrictions contained in this Section 9.1 are reasonable and necessary to protect the legitimate interests of MergerCo and that any breach by such Restricted Party or its Affiliates of any provision hereof will result in irreparable injury to MergerCo.  Any breach or alleged breach of this Agreement by MergerCo shall not be a defense to the enforcement of this Section 9.1.  Each of the Restricted Parties acknowledges that, in addition to all remedies available at Law, MergerCo shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising from such breach and shall be entitled to receive such other damages, direct or consequential, as may be appropriate.  MergerCo shall not be required to post any bond or other security or to prove actual damages therefrom, in connection with any proceeding to enforce the provisions of this Section 9.1.  Each of the covenants contained in this Section 9.1shall be deemed a series of separate covenants in each jurisdiction in which the enforcement thereof is sought, and should a court of competent jurisdiction determine any of the restrictive covenants is not enforceable in such jurisdiction, such determination shall not affect the enforceability of these restrictive covenants in any other jurisdiction.  With respect to any Restricted Party who breaches any of the restrictions contained in this Section 9.1, the Restricted Period applicable to such Restricted Party shall automatically, without further action or deed, be extended for a number of days equal to the number of days on which such breach occurred.

(d)       The provisions of this Section 9.1shall inure to the benefit of any subsequent transferee of the MergerCo, any of its parents or the Business or any substantial portion thereof, or any successor to MergerCo or any of its parents, whether or not this Agreement is assigned to such transferee.

Section 9.2.     Confidentiality.  Each of the Restricted Parties acknowledges that he is in possession of Confidential Information concerning the Business.  Except as otherwise required by Law, each of the Restricted Parties, shall, and shall cause its Affiliates and representatives to, (i) treat confidentially and not disclose all or any portion of such Confidential Information, or (ii) not use such Confidential Information for the benefit of themselves or any other Person.  Each of the Restricted Parties acknowledges and agrees that such Confidential Information is proprietary and confidential in nature.  If any Restricted Party, or any of their respective Affiliates or representatives is requested or required to disclose (after such Restricted Party has used its commercially reasonable efforts to avoid such disclosure and after promptly advising and consulting with MergerCo about such Restricted Party’s intention to make, and the proposed contents of, such disclosure) any of the Confidential Information (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process by a Governmental Authority), such Restricted Party, shall, or shall cause such Affiliates or representatives to, provide MergerCo with prompt written notice of such request so that MergerCo may, at its own expense, seek an appropriate protective order or other appropriate remedy.  For the avoidance of doubt, the fact that a Restricted Party had in its possession or developed Confidential Information before becoming affiliated with MergerCo does not negate such Restricted Party’s obligations under this Section 9.2 with respect to such Confidential Information.  At any time that such protective order or remedy has not been obtained, a Restricted Party or its respective Affiliate or representative may disclose only that portion of the Confidential Information which such Person is legally required to disclose or of which disclosure is required to avoid sanction for contempt or any similar sanction, and the relevant Restricted Party shall exercise their reasonable efforts to obtain assurance that confidential treatment will be accorded to such Confidential Information so disclosed.  Each of the Restricted Parties further agrees that, from and after the Closing Date, such Restricted Party and its Affiliates and representatives, upon the reasonable request of MergerCo, promptly will deliver to MergerCo all documents, or other tangible embodiments in its possession, constituting Confidential Information or other information with respect to the Business.  The parties recognize that the performance of the obligations under this Section 9.2 by the Restricted Parties is special, unique and extraordinary in character, and that in the event of the breach by any Restricted Party of the terms and conditions of this Section 9.2to be performed by a Restricted Party, MergerCo shall be entitled, if it so elects, to obtain damages for any breach of this Section 9.2 or to enforce the specific performance thereof by such Restricted Party, without having to post a bond or prove actual damages.

Section 9.3.     Employment Matters.  All employees of the Company who accept employment offers made by MergerCo or who continue their employment with the Company after the Effective Time may become eligible for the employee benefit plans and arrangements of Parent or its Affiliates (each such plan, a “Parent Employee Plan”) on substantially the same terms as such Parent Employee Plans are generally offered from time to time to similarly situated employees of Parent and its Affiliates.  Nothing contained in this Agreement shall (i) constitute or be deemed to be an amendment to any Benefit Plan, Benefit Arrangement or Parent Employee Plan; (ii) prevent the amendment or termination of any Benefit Plan, Benefit Arrangement or Parent Employee Plan; (iii) limit the right of the Parent or its Affiliates to terminate the employment of any employee at any time; and (iv) nothing in this Section 9.3, express or implied, is intended to confer upon any other Person, including without limitation, any current or former director, officer or employee of the Company any rights or remedies of any nature whatsoever under or by reason of this Section 9.3.  The Company’s board of directors has adopted resolutions authorizing the termination of the Company’s 401(k) Plan (the “401(k) Plan”) prior to the date hereof and the Company has executed an amendment to the 401(k) Plan that is sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the 401(k) Plan shall be maintained at the time of its termination.  Upon the Closing, all participants and former participants in such 401(k) Plan (and in any other Company Benefit Arrangement that is an “employee pension benefit plan” as defined in Section 3(2) of ERISA) shall become fully vested in their account balances under the 401(k) Plan (and any other employee pension benefit plan) to the extent required by Law.

Section 9.4.     Access to Information  .From the date hereof until the Closing, the Company shall (a) afford MergerCo full and free access to and the right to inspect all of the properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business; and (b) furnish MergerCo with such financial, operating and other data and information related to the Business as MergerCo may reasonably request.  Any investigation pursuant to this Section 9.4 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of the Company.

Section 9.5.     Commercially Reasonable Efforts; Further Assurances.  Subject to the terms and conditions herein provided, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, prior to Closing, the parties will, as promptly as practicable, apply for and diligently prosecute all applications for, and will use their commercially reasonable efforts promptly to: (a) effect all necessary registrations and filings required to be filed by such party; (b) defend any lawsuits or other Legal Proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third parties (including Governmental Authorities or officials), challenging this Agreement or the consummation of the transactions contemplated hereby; and (c) furnish to each other such information and assistance and to consult with respect to the terms of any registration, filing, application or undertaking as reasonably may be requested in connection with the foregoing.

Section 9.6.     Reporting.  The Company and each Stockholder shall provide all cooperation reasonably requested by the Parent in connection with the Parent reporting the transaction subject to this Agreement in accordance with applicable Laws, including providing the Parent and its representatives access to (i) the Company’s financial and accounting information for any period ended on or before the Closing Date and subsequent periods, (ii) the Company’s officers, employees and agents responsible for the preparation and internal review of its financial statements or its internal controls and procedures with respect to financial reporting matters, and (iii) representatives of the auditors responsible for the audit or review of the Company’s financial statements for any period referred to in clause (i) above, in each case, as it relates to the Business and in order to permit the Company to prepare, as promptly as possible, audited, unaudited and pro forma financial statements and all other financial data of the type required by Regulations S-X and S-K under the Securities Act and to permit the Parent to comply with its disclosure obligations under the Securities Act, the Exchange Act or other applicable Laws; provided, that such access does not unreasonably interfere with the business or operations of the Company prior to the Closing Date.

Section 9.7.     Non-Disparagement.  The Parent, MergerCo, the Company and the Stockholders each agree that such party will not make any verbal or written statements that disparage, defame, malign or harm the business, professional or personal reputation of any other party, including, without limitation, the members, directors, officers, and employees of such party.

Section 9.8.     Tax Matters.

(a)        Notwithstanding any provision in this Agreement to the contrary, the Stockholders hereby agree to indemnify Parent and its Affiliates and hold it harmless from and against, any loss, claim, liability or other damage attributable to (i) all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period (as defined below), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date, and (iii) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing.

(b)        Prior to the Closing, the Stockholders shall not, and shall cause the Company not to, take any action that would result in the Company ceasing to be taxed as an “S corporation” as defined in the Code (or any comparable provisions of state or local law) for any pre-Closing Tax period.

(c)        Following the Closing the Stockholders shall (i) cooperate fully with Parent (x) in preparing any Tax Returns of the Company (including executing any returns or powers of attorney) and (y) in preparing for any audits of, or disputes with, or proceedings or examination by a tax authority regarding, any Tax Returns of the Company, and (ii) retain and make available to Parent all records (to the extent not otherwise delivered to Parent under this Agreement) that may be relevant to any such Tax Return, audit, dispute or other proceeding or examination. The Stockholders shall not file any Tax Return for the Company prior to the Closing without the prior written approval of Parent.

(d)       For purposes of this Agreement, whenever it is necessary to determine the liability for Taxes of the Company for a Straddle Period (as defined below), (i) the determination of the Taxes of the Company for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date will be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of business on the Closing Date and the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss or credit of the Company for the Straddle Period will be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company were closed at the close of business on the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (such as the deductions for depreciation and real estate taxes) will be apportioned between such two taxable years or periods on a daily basis, or (ii) in the case of Taxes imposed on a periodic basis with respect to the assets of the Company or otherwise measured by the level of any item, the Taxes of the Company for the portion of the Straddle Period ending on and including the Closing Date shall be deemed to be the amount of such Taxes for the entire period, multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire  period. “Straddle Period” means any Tax period that begins on or prior to the Closing Date and ends after the Closing Date.

Section 9.9      Escrowed Shares.  The Parent hereby agrees that the Stockholders shall have the right, exercisable at any time prior to May 12, 2013, to withdraw up to 50,000 of the Escrowed Shares subject to the 18-month lock up and replace them with Shares subject to a 36-month lock up.

ARTICLE X.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
SURVIVAL OF COVENANTS; INDEMNIFICATION

Section 10.1.   Survival of Representations, Warranties and Covenants.

(a)        Except as set forth in the immediately succeeding sentences of this Section 10.1(a), the representations and warranties provided for in this Agreement shall survive the Closing for eighteen (18) months from the Closing Date.  The Fundamental Representations (other than the Extended Representations) shall survive the Closing and remain in full force and effect for six (6) years from the Closing Date.  The Extended Representations shall survive the Closing and continue until the expiration of the applicable statute of limitations.

The survival period of each representation or warranty as provided in this Section 10.1(a) is hereinafter referred to as the “Survival Period.”

(b)        The covenants contained in this Agreement shall survive the Closing until expiration of any statute of limitations applicable thereto.

Section 10.2.   Indemnification.

(a)        After the Effective Time and subject to the provisions of this Article X, each Stockholder, severally and not jointly, on a pro rata basis in accordance with each Stockholder’s share of the Merger Consideration, shall indemnify and hold harmless the Parent, MergerCo, their respective Affiliates, and their officers, directors, employees, agents and representatives, and any Person claiming by or through any of them (the “Parent Indemnified Parties”), against and in respect of any and all claims, costs, expenses, damages, liabilities, losses or deficiencies (including, without limitation, counsel’s fees and other costs and expenses incurred investigating or otherwise incident to any suit, action or Legal Proceeding) (the “Damages”) arising out of, resulting from or incurred in connection with (i) any inaccuracy in any representation or the breach of any warranty made by the Company in this Agreement or in any Company Document, (ii) the breach by the Company of any covenant or agreement to be performed by it hereunder or in any Company Document, (iii) any Taxes relating to any aspect of the Business with respect to the Company or the Business, for any period, and (iv) any claim by (y) any current or former equity holder of the Company and its Subsidiaries, or any Affiliate, trustee or beneficiary of any such Person, based upon any alleged breach of fiduciary duty, usurping corporate opportunity or similar breach of care, loyalty or comparable claims by any officer, director or current or former equity holder of the Company and its Subsidiaries occurring prior to the Closing, whether or not in connection with this Agreement or the transactions contemplated by this Agreement or (z) any officer, director or current or former equity holder of the Company and its Subsidiaries to indemnification or contribution by the Company with respect to acts occurring on or prior to the Closing.  The Parent Indemnified Parties shall not be entitled to recover Damages from the Stockholders for any claim for indemnification pursuant to Section 10.2(a)(i) first made after the expiration of the applicable Survival Period.  The indemnification obligations of the Stockholders set forth in Section 10.2(a)(ii), (iii) and (iv) shall continue in full force and effect forever, subject to any applicable statute of limitations.

(b)        After the Effective Time and subject to the provisions of this Article X, each Stockholder, severally and not jointly, on a pro rata basis in accordance with each Stockholder’s share of the Merger Consideration, shall indemnify and hold harmless Parent Indemnified Parties from and against any and all Damages arising out of, resulting from or otherwise incurred in connection with (i) any inaccuracy in any representation or warranty made by such Stockholder under Article V or by such Stockholder on behalf of himself (i.e., not made as to any other Stockholder) or in any certificate required to be delivered pursuant hereto, and/or (ii) the breach by such Stockholder of any covenant or agreement made by him hereunder.  For the avoidance of doubt, notwithstanding anything herein to the contrary, (x) no Stockholder shall have indemnification obligations hereunder in respect of any breach by any other Stockholder of a representation, warranty or covenant made solely as to or by such Stockholder, and (y) for the purpose of this Section 10.2(b), each of the covenants made by the Stockholders hereunder are deemed to be made severally, and not jointly.  The Parent Indemnified Parties shall not be entitled to recover Damages from a Stockholder for any claim for indemnification pursuant to Section 10.2(b)(i) first made after the expiration of the applicable Survival Period.  The indemnification obligations of the Stockholders set forth in Section 10.2(b)(ii) shall continue in full force and effect forever, subject to any applicable statute of limitations.

(c)        After the Effective Time and subject to the provisions of this Article X,  the Parent and MergerCo (the “Parent Indemnifying Parties”) shall indemnify and hold harmless the Stockholders, their Affiliates and their officers, directors, partners, members, employees, agents and representatives (the “Stockholder Indemnified Parties”), and any Person claiming by or through any of them, against and in respect of any and all Damages arising out of, resulting from or incurred in connection with (i) any inaccuracy in any representation or the breach of any warranty made by the Parent or MergerCo in this Agreement or in any SFX Document, (ii) the breach by the Parent or MergerCo of any covenant or agreement to be performed by the Parent or MergerCo hereunder or in any SFX Document, and (iii) except for those matters for which the Parent Indemnified Parties are entitled to indemnification under Section 10.2(a), any and all claims, liabilities and obligations arising out of the operation of the Business after the Closing Date.  The Stockholder Indemnified Parties shall not be entitled to recover Damages from the Parent for any claim for indemnification pursuant to Section 10.2(c)(i) first made after the expiration of the applicable Survival Period.  The indemnification obligations of the Parent Indemnifying Parties set forth in Section 10.2(c)(ii) and Section 10.2(c)(iii) shall continue in full force and effect forever, subject to any applicable statute of limitations.

(d)       With respect to a matter for which indemnification is sought under thisSection10.2, the Person providing such indemnification in respect of such matter pursuant to this  Section10.2 is hereinafter referred to as an “Indemnifying Party” and the Person entitled to be indemnified in respect of such matter pursuant to the provisions of this Section 10.2 is hereinafter referred to as an “Indemnified Party.”

(e)        The indemnification obligations of the Stockholders set forth in Section 10.2(a)(i)and (iv) and Section 10.2(b)(i), other than the indemnification obligations for breaches of the Fundamental Representations of the Company and the Stockholders or Extended Representations, shall not apply to any claim for Damages until the aggregate of all such claims exceeds Twenty-Five Thousand Dollars ($25,000.00) (the “Basket Amount”), in which event the indemnity obligation of the Stockholders for such claims shall apply to all Damages regardless of the Basket Amount.  The indemnification obligations of the Stockholders set forth in Section 10.2(a)(i) and Section 10.2(b)(i) with respect to breaches of the Fundamental Representations or Extended Representations, Section 10.2(a)(ii), Section 10.2(a)(iii) and Section 10.2(b)(ii) shall not be subject to the Basket Amount set forth in this Section 10.2(d).

(f)        The indemnification obligations of the Parent Indemnifying Parties set forth in Section 10.2 (c)(i), other than the indemnification obligations of the Parent Indemnifying Parties for breaches of the Fundamental Representations of the Parent and MergerCo, shall not apply to any claim for Damages until the aggregate of all such claims exceeds the Basket Amount, in which event the indemnity obligation for such claims shall apply to all Damages regardless of the Basket Amount.  The indemnification obligations of the Parent Indemnifying Parties set forth in Section 10.2(c)(i), other than the indemnification obligations of the Parent Indemnifying Parties for breaches of the Fundamental Representations of the Parent or MergerCo, shall be subject to a maximum liability equal to $400,000. The indemnification obligations of the Parent Indemnifying Parties set forth in Section 10.2(c)(i) with respect to breaches of the Fundamental Representations of the Parent and MergerCo shall not be subject to the Basket Amount.  All claims made during the relevant Survival Period shall be counted in determining whether the thresholds specified above have been achieved.

(g)        The Escrowed Shares held pursuant to the Escrow Agreement shall be available to indemnify the Parent Indemnified Parties in accordance with the indemnification provisions set forth in this Article X.  The Parent Indemnified Parties may set off any amount to which any Parent Indemnified Party may be entitled under this Article X against the Escrowed Shares.  The Escrowed Shares will be valued based upon the Fair Market Value as of the date of any set off under this Section 10.2(g) (the “Purchaser Share Value”).  The aggregate of all indemnification claims shall not exceed the aggregate Purchaser Share Value of the Escrowed Shares plus $400,000 cash (the “Cap Amount”), except that the parties acknowledge that, except as provided in this Agreement to the contrary, upon consummation of the Closing and in the absence of fraud and subject to Section 3.10, the provisions of this Article X are intended to be the parties’ sole and exclusive remedy for any claim arising under this Agreement or in connection with the transactions contemplated by this Agreement. Except as otherwise provided in this Agreement, if the Parent or its Affiliates is entitled to receive any amount from the Stockholders under this Article X, such parties shall first seek recovery under the Escrow Agreement for, and shall retain Escrowed Shares from the escrow fund, as much of such amount as is available and not subject to other pending claims.

(h)        Notwithstanding any provision herein to the contrary, no limitation on a party’s liability provided for herein shall apply in the event of the fraudulent conduct, willful breach or intentional misrepresentation of such party.

(i)         If and to the extent any provision of Section 10.2(a)or Section 10.2(b)is unenforceable for any reason, each Stockholder, severally and not jointly, on a pro rata basis in accordance with each Stockholder’s share of the Merger Consideration, hereby agrees to make the maximum contribution to the payment and satisfaction of any Damages for which indemnification is provided for in  Section 10.2(a) or Section 10.2(b)which is permissible under applicable Laws, such amount not to exceed the amount otherwise available under this Agreement if such provision were enforceable.  If and to the extent any provision of Section 10.2(c) is unenforceable for any reason, each Parent Indemnifying Party, jointly and severally, hereby agrees to make the maximum contribution to the payment and satisfaction of any Damages for which indemnification is provided for in Section 10.2(c) which is permissible under applicable Laws, such amount not to exceed the amount otherwise available under this Agreement if such provision were enforceable.

(j)         For the purposes of calculating of the amount of any Damages related to a breach of any representation or warranty, the representations and warranties set forth in this Agreement shall be considered without regard to any “material,” “Material Adverse Effect” or similar qualifications set forth therein.

(k)        For all federal, state, local and foreign income tax purposes, all indemnification, purchase price adjustments and other payments made pursuant to this Agreement will be treated as an adjustment to the Merger Consideration, unless otherwise required by Law.

Section 10.3.   Procedures for Third Party Claims.  In the case of any claim for indemnification arising from a claim of a third party (a “Third Party Claim”), an Indemnified Party shall give prompt written notice, following such Indemnified Party’s receipt of such claim or demand, to the Indemnifying Party of any claim or demand of which such Indemnified Party has knowledge and as to which it may request indemnification hereunder; provided, however, that failure to give such notice will not affect such Indemnified Party’s rights hereunder unless, and then solely to the extent that, the rights of the Indemnifying Parties from whom indemnity is sought are materially prejudiced as a result of such failure.  The Indemnifying Party shall have the right (and if they elect to exercise such right, to do so within twenty (20) days after receiving such notice from the Indemnified Party) to defend and to direct the defense against any such claim or demand, in its name or in the name of the Indemnified Party, as the case may be, at the expense of the Indemnifying Party, and with counsel selected by the Indemnifying Party; provided, that the Indemnifying Party shall be entitled to assume control of the defense of such action only to the extent the Indemnifying Party acknowledges in writing its indemnity obligations and assumes and holds the Indemnified Party harmless from and against the full amount of any Damages resulting from such Third Party Claim; and provided further that the Indemnifying Party shall not be entitled to assume control of such defense if (i) the Indemnifying Party shall not have taken any action to defend such third party claim within such twenty (20) day period; (ii) such claim or demand seeks an Order, injunction or other equitable relief against the Indemnified Party, (iii) the Indemnified Party shall have reasonably concluded that (x) there is a conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such claim or demand or (y) the Indemnified Party has one or more defenses not available to the Indemnifying Party, (iv) such claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, or (v) the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such Third Party Claim.  Notwithstanding anything in this Agreement to the contrary, the Indemnified Party shall, at the expense of the Indemnifying Party, cooperate with the Indemnifying Party, and keep the Indemnifying Party fully informed, in the defense of such claim or demand.  The Indemnified Party shall have the right to participate in the defense of any claim or demand with counsel employed at its own expense; provided, however, that, in the case of any claim or demand described in clause (i) or (ii) of the second preceding sentence or as to which the Indemnifying Party shall not in fact have employed counsel to assume the defense of such claim or demand, the reasonable fees and disbursements of such counsel shall be at the expense of the Indemnifying Party.  The Indemnifying Party shall have no indemnification obligations with respect to any such claim or demand which shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party shall not settle any such claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld) and such settlement is accompanied by a document releasing the Indemnified Party from all liability with respect to the matter in controversy that is binding, valid and enforceable against all applicable parties. Notwithstanding the foregoing, if the Indemnified Party fails to object to the settlement within 48 hours of receipt of a written notice from the Indemnifying Party containing the terms and condition of such settlement, the Indemnified Party shall be deemed to have consented to the settlement.

Section 10.4.   Procedures for Inter-Party Claims.  In the event that an Indemnified Party determines that it has a claim for Damages against an Indemnifying Party hereunder (other than as a result of a Third Party Claim), the Indemnified Party shall give prompt written notice thereof to the Indemnifying Party, specifying, to the extent then known, the amount of such claim and any relevant facts and circumstances relating thereto.  The Indemnified Party and the Indemnifying Party shall negotiate in good faith for the thirty (30) day period following receipt of such notice regarding the resolution of any disputed claims for Damages.  If no resolution is reached with regard to such disputed claim between the Indemnifying Party and the Indemnified Party within such thirty (30) day period, the Indemnified Party shall be entitled to seek appropriate remedies in accordance with the terms hereof.  In the event that the Indemnified Party is required to institute Legal Proceedings in order to recover Damages hereunder, the cost of such Legal Proceedings (including costs of investigation and reasonable attorneys’ fees and disbursements) shall be added to the amount of Damages payable to the Indemnified Party if the Indemnified Party recovers Damages in such Legal Proceedings.  In the event that a party hereto claiming to be an Indemnified Party institutes Legal Proceedings in order to recover Damages hereunder and the applicable court refuses to award any Damages to such party, such party shall reimburse the defending party for the cost of such Legal Proceedings (including costs of investigation and reasonable attorneys’ fees and disbursements).

ARTICLE XI.

MISCELLANEOUS

Section 11.1.   Notices.  All notices and other communications hereunder or, except as otherwise provided therein, under any other Transaction Document, will be in writing and will be deemed received (a) on the date of delivery if delivered personally or by telecopy or facsimile or other electronic means (in the case of electronic means with copies by next day air courier or by registered or certified mail, return receipt requested, postage prepaid), (b) on the first (1st) Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder must be delivered as set forth below, or pursuant to instructions as may be designated in writing by the party to receive such notice:

If to MergerCo:

430 Acquisition LLC
430 Park Avenue, 6th Floor
New York, NY 10022
Telephone: 646-561-6375
Facsimile: 646-417-7393
Attn: General Counsel

If to the Parent:	SFX Entertainment, Inc.
430 Park Avenue, 6th Floor
New York, NY 10022
Telephone: 646-561-6375
Facsimile: 646-417-7393
Attn: Howard J. Tytel, Esq., General Counsel

If to the Company or the Stockholders:

ARC90 INC.
747 Third Avenue
New York, NY
Telephone: 212-400-6296
Facsimile:
Attention: Mr. Richard Ziade

With a copy to:	Edward G. Reitler Reitler Kailas & Rosenblatt LLC 885 Third Avenue, 20th Floor New York, NY 10022 Telephone: 212-209-3010 Facsimile: 212-371-5500 Attn: Edward Reitler, Esq.

Section 11.2.   Governing Law; Consent to Jurisdiction.

(a)        This Agreement and all of the other Transaction Documents will be governed in all respects, including but not limited to, as to validity, interpretation and effect, by the internal Laws of the State of New York, without giving effect to its principles or rules of conflict of laws (to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the Laws of another jurisdiction).

(b)        Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York state court or federal court of the United States of America sitting in New York City (Borough of Manhattan), and any appellate court from any thereof, in any action or Legal Proceeding arising out of or relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or Legal Proceeding may be heard and determined in such New York state court or, to the extent permitted by Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or Legal Proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c)        Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.1.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

Section 11.3.   Assignment; Successors and Assigns; No Third Party Rights.  Except as otherwise provided herein, the rights and obligations of a party under this Agreement may not be assigned, and any attempted assignment shall be null and void.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives.  This Agreement shall be for the sole benefit of the parties to this Agreement and their respective successors, assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder; provided, however, that Article IX shall also be for the benefit of the Parent Indemnified Parties and the Company Indemnified Parties.

Section 11.4.   Counterparts; Facsimile.  This Agreement and each other Transaction Document may be executed in one or more counterparts, by facsimile (or a photocopy or PDF)

or otherwise. Each such counterpart shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

Section 11.5.   Headings.  The headings in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

Section 11.6.   Entire Agreement.  This Agreement, including the Schedules and Exhibits attached thereto, together with the other Transaction Documents, constitute the entire agreement among the parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them (including, without limitation, the term sheet dated on or about October 8, 2013 and the Asset Purchase Agreements) with respect to such matters. The parties hereby waive any rights arising under the Asset Purchase Agreements and such agreements shall be deemed terminated.

Section 11.7.   Amendment and Modification.  This Agreement shall only be amended or modified in a writing signed by the Company, the Stockholders, the Parent and MergerCo.

Section 11.8.   Public Announcement.  Except as may be required by Law, neither the Company nor the Stockholders shall issue any press release or otherwise make any public disclosures regarding this Agreement or the transactions contemplated hereby or any dealings between or among the parties in connection with the subject matter hereof without the prior written approval of the Parent.  In the event that any such press release or other public disclosure shall be required by Law to be made by the Company or any or all Stockholders, the Company and such Stockholders shall consult in good faith with the Parent with respect to the form and substance of such release or other disclosure prior to the public dissemination thereof if time permits and if such consultation is permitted by Law.  The Parent may make such disclosures as it deems necessary, advisable or convenient in consultation with the Company.

Section 11.9.   Waiver.  Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof, but only by a writing signed by the party or parties waiving such terms or conditions.

Section 11.10. Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof.  If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by Law.

Section 11.11. Joint Negotiation and Drafting.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the agreements ancillary hereto and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement and the agreements ancillary hereto shall be construed as jointly drafted by the parties hereto or thereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or of any of the agreements ancillary hereto.

Section 11.12. Waiver of Trial by Jury.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR ANY AGREEMENT EXECUTED PURSUANT TO THIS AGREEMENT IS LIKELY TO

INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT EXECUTED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.13. Attorneys’ Fees.  If any Legal Proceeding relating to any of the Transaction Documents or the enforcement of any provision of any of the Transaction Documents is brought against any party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements, in addition to any other relief to which the prevailing party may be entitled.

Section 11.14. Remedies Cumulative; Specific Performance.  The rights and remedies of the parties shall be cumulative, and not alternative.  The Company agrees that: (a) in the event of any breach or threatened breach by the Company or any Company Indemnifying Party of any covenant, obligation or other provision set forth in this Agreement, MergerCo shall be entitled, in addition to any other remedy that may be available to it, to (i) an Order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach; and (b) none of MergerCo nor any other Parent Indemnified Party shall be required to provide any bond or other security in connection with any such Order or injunction or in connection with any related Legal Proceeding.

Section 11.15. Further Assurances.  If, at any time before or after the Effective Time, any of the parties hereto reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary to vest the Surviving Company with full right, title and possession of and to all rights and property of the Company, the officers and directors of the MergerCo shall be fully authorized (in the name of MergerCo or in the name of the Company) to take such action.

Section 11.16. Further Representations.  Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel.  Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by any other party as to such tax consequences.

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IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be duly executed as of the day and year first above written.

MERGERCO:

430 ACQUISITION LLC

By:	/s/ Timothy Crowhurst
	Name:	Timothy Crowhurst
	Title:	President

PARENT:

SFX ENTERTAINMENT, INC.

By:	/s/ Timothy Crowhurst
	Name:	Timothy Crowhurst
	Title:	President

COMPANY:

ARC90, INC.

By:	/s/ Richard Ziade
	Name:	Richard Ziade
	Title:	Chief Executive Officer

STOCKHOLDERS

/s/ Richard Ziade
	Name:	Richard Ziade

/s/ Robert A. Ziade
	Name:	Robert A. Ziade

/s/ Timothy M. Meaney
	Name:	Timothy M. Meaney